As filed with the Securities and Exchange Commission on July 21, 2015;

Registration No. ____________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

FRANCHISE HOLDINGS INTERNATIONAL, INC.
(Name of issuer in its charter)

Nevada	5013	65-0782227
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Franchise Holdings International, Inc.

8820 Jane Street

Vaughan, ON, Canada, L4K 2M9

(888) 554-8789

(Address and telephone number of principal executive offices)

American Corporate Enterprises, Inc.

123 West NYE Lane, Suite 129, Carson City, NV, (775) 884-9380

(Name, address and phone number of agent for service)

Copies of communications to:

Matthew C. McMurdo, Esq.,

28 West 44th Street, 16th Floor

New York, NY 10036

(917) 318-2865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of registration fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value per share, issued to Belair	1,089,433	(1)	$0.138	$150,342	$17.47

Common stock, $.001 par value per share, issued to 1369781	3,300,000	(2)	$0.001	$3,300	$0.38

Common stock, $.001 par value per share, issued to 2224342	3,200,000	(3)	$0.001	$3,200	$0.37

Common stock, $.001 par value per share, issued to Marchese	3,100,000	(4)	$0.001	$3,100	$0.36

Common stock, $.001 par value per share, issued to JAAM	3,000,000	(5)	$0.001	$3,000	$0.35

Common stock, $.001 par value per share, issued to the Issuance Selling Shareholders	2,775,360	(6)	$0.138	$383,000	$44.50

Common stock, $.001 par value per share, issued to the Subscription Selling Shareholders	2,027,537	(7)	$0.138	$279,800	$32.51

Common stock, $.001 par value per share, issued to RGS	60,000	(8)	$0.138	$8,280	$0.96

Common stock, $.001 par value per share, issued to Platnick and New Hampton Investments LLC	750,000	(9)	$0.20	$150,000	$17.39
Total	19,302,330			$984,022	$114.29

_______________

(1)

Includes 1,089,433 shares of the common stock of Franchise Holdings International, Inc. ("FNHI," the "Company," "we" or "our") that were issued to Belair Capital Partners, Inc. ("Belair"), on June 30, 2015, pursuant to a Corporate Advisory Agreement by and between Belair and Truxmart, Ltd., dated May 1, 2014, including the addendum thereto (the "Addendum"), dated May 4, 2015 (together, the "Advisory Agreement").

(2)

Includes 3,300,000 shares of the common stock of FNHI that were issued to 1369781 Ontario Ltd. ("1369781"), on June 30, 2015, pursuant to a Business Services Agreement by and between 1369781 and FNHI, dated June 1, 2015 (the "1369781 Agreement").

(3)

Includes 3,200,000 shares of the common stock of FNHI that were issued to 2224342 Ontario Ltd. ("2224342"), on or about June 30, 2015, pursuant to a Business Services Agreement by and between 2224342 and FNHI, dated June 23, 2015 (the "2224342 Agreement").

(4)

Includes 3,100,000 shares of the common stock of FNHI that were issued to Marchese Design Inc. ("Marchese"), on or about June 30, 2015, pursuant to a Services Agreement by and between Marchese and FNHI, dated June 3, 2015 (the "Marchese Agreement").

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(5)

Includes 3,000,000 shares of the common stock of FNHI that were issued to JAAM Capital Inc. ("JAAM"), on or about June 30, 2015, pursuant to a Services Agreement by and between JAAM and FNHI, dated June 8, 2015 (the "JAAM Agreement").

(6)

Includes 2,775,360 shares of our common stock sold to certain investors (the "Issuance Selling Shareholders"), pursuant to share issuance agreements, each dated December 30, 2014, each by and between the Company and the applicable Issuance Selling Shareholder.

(7)

Includes 2,027,537 shares of our common stock sold to certain investors (the "Subscription Selling Shareholders"), pursuant to subscription agreements, executed between February 11, 2015 and March 31, 2015, each by and between the Company and the applicable Subscription Selling Shareholder.

(8)

Includes 60,000 shares of our common stock issued to Ryan Goulding Services, LLC ("RGS," and together with the Issuance Selling Shareholders, Belair, and the Subscription Selling Shareholders, the "Selling Shareholders"), pursuant to a settlement agreement, dated February 12, 2015, by and among the Company, Belair and Securities Counselors, Inc.

(9)

Includes 750,000 shares of our common stock sold to Sonia Platnick and New Hampton Investments LLC ("Platnick" and "Hampton, respectively, and where applicable, Platnick and Hampton are included in the term "Subscription Selling Shareholder"), pursuant to subscription agreements, executed June 5, 2015, by and between the Company and Platnick and the Company and Hampton, respectively.

In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In the event that adjustment provisions of the Drawdown Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act of 1933, as amended, the registrant will file a new registration statement to register those additional shares.

The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

Our financial statements have been examined to the extent indicated in its report by HJ & Associates, LLC, Certified Public Accountants, and have been prepared in accordance with generally accepted accounting principles and pursuant to Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC") and are included herein:

The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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Selling Shareholder Preliminary Prospectus

Subject to completion July 21, 2015

FRANCHISE HOLDINGS INTERNATIONAL, INC.

19,302,330 Shares of Common Stock

This prospectus relates to the resale of (i) up to 1,089,433 shares of common stock, $.001 par value, of Franchise Holdings International, Inc., a Nevada corporation (the "Company" or "FNHI"), by Belair Capital Partners, Inc. ("Belair") issued to Belair pursuant to the Advisory Agreement, (ii) up to 3,300,000 shares of common stock, $.001 par value, of FNHI, by 1369781 Ontario Ltd. ("1369781") issued to 1369781 pursuant to the 1369781 Agreement, (iii) up to 3,200,000 shares of common stock, $.001 par value, of FNHI, by 2224342 Ontario Ltd. ("2224342") issued to 2224342 pursuant to the 2224342 Agreement, (iv) up to 3,100,000 shares of common stock, $.001 par value, of FNHI, by Marchese Design Inc. ("Marchese") issued to Marchese pursuant to the Marchese Agreement, (v) up to 3,000,000 shares of common stock, $.001 par value, of FNHI, by JAAM Capital Inc. ("JAAM," and along with 1369781, 2224342, and Marchese, the "Consultants"), issued to JAAM pursuant to the JAAM Agreement, (vi) up to 2,775,360 shares of our common stock sold to certain investors (the "Issuance Selling Shareholders"), pursuant to share issuance agreements, each dated December 30, 2014, each by and between the Company and the applicable Issuance Selling Shareholder, (vii) up to 2,027,537 shares of our common stock sold to certain investors (the "Subscription Selling Shareholders"), pursuant to subscription agreements, executed between February 11, 2015 and March 31, 2015, each by and between the Company and the applicable Subscription Selling Shareholder, (viii) up to 60,000 shares of our common stock issued to Ryan Goulding Services, LLC ("RGS," and together with the Issuance Selling Shareholders, Belair, the Consultants and the Subscription Selling Shareholders, the "Selling Shareholders"), pursuant to a settlement agreement, dated February 12, 2015, by and among the Company, Belair and Securities Counselors, Inc., and (ix) up to 500,000 shares of our common stock sold to Sonia Platnick and New Hampton Investments LLC ("Platnick" and "Hampton, respectively, and where applicable, Platnick and Hamption are included in the term "Subscription Selling Shareholder"), pursuant to subscription agreements, executed June 5, 2015, by and between the Company and Platnick and the Company and Hamption.

The total amount of shares of common stock, which may be sold pursuant to this prospectus, would constitute approximately 29% of our issued and outstanding common stock as of July 21, 2015 if all of the shares had been sold by that date.

The Selling Shareholders are selling all of the shares of common stock offered by this prospectus. It is anticipated that the Selling Shareholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Our common stock is quoted on the OTC Markets OTCQB under the symbol "FNHI." On July 13, 2015, the closing price of our common stock was $0.26 per share on the OTCQB. These prices will fluctuate based on the demand for our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. The Company is not a blank check company because it has a specific business purpose and has no plans or intention to merge with an operating company. To our knowledge, none of the Company's shareholders have plans to enter a change of control or change of management. None of our current management has previously been involved with a development stage company that did not implement its business plan, that generated no or minimal revenues or was engaged in a change of control.

The shares being offered are highly speculative and they involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is subject to completion July 21, 2015

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	6

RISK FACTORS	12

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20

USE OF PROCEEDS	20

DETERMINATION OF OFFERING PRICE	20

SELLING SHAREHOLDERS	20

PLAN OF DISTRIBUTION	25

BUSINESS	26

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS	30

DESCRIPTION OF PROPERTY	33

LEGAL PROCEEDINGS	34

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	39

EXECUTIVE COMPENSATION	40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	41

DESCRIPTION OF SECURITIES	41

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	42

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	45

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	45

EXPERTS	46

WHERE YOU CAN FIND MORE INFORMATION	46

FINANCIAL STATEMENTS	47

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Franchise Holdings International, Inc. (referred to herein as "we," "our," "us," "FNHI" or the "Company"). You should carefully read the entire Prospectus, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and the related notes to the Financial Statements before making an investment decision.

The information presented is a brief overview of the key aspects of the offering. The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should carefully read all information in the prospectus, including the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Our Business

Our History

We were originally incorporated as FSGI Corporation under the laws of the State of Florida in 1997 as a holding company for the purpose of acquiring Financial Standards Group, Inc. (FSG). That year FSGI Corporation acquired FSG, a Florida company organized in October 1989, to assist credit unions in performing financial services. FSG offered financial services to credit unions as a wholly-owned subsidiary until its sale in January 2000.

On December 21, 1998, FSGI Corporation, at the time a publicly traded company trading on the OTCBB as FSGI, acquired all of the outstanding common stock of The Martial Arts Network On-Line, Inc., a wholly owned subsidiary of The Martial Arts Network, Inc. The Martial Arts Network On-Line, Inc., a company organized under the laws of the State of Florida, was developed in 1996 by its parent company The Martial Arts Network, Inc. as an electronic forum dedicated to promoting education and awareness of martial arts through its web site. Upon issuance of shares, and options to purchase shares of FSGI Corporation's common stock to The Martial Arts Network, Inc., that company became the controlling stockholder of FSGI Corporation.

FSGI then changed its name to TMANglobal.com, Inc. ("TMAN") as the result of a merger between FSGI Corporation and The Martial Arts Network On-Line, Inc. on December 21, 1998.

Franchise Holdings was incorporated in the State of Nevada on April 2, 2003. Franchise Holdings International, Inc. completed a merger with TMAN Global.com Inc. on April 30, 2003. This merger was in the nature of a change in domicile of the Florida corporation to the State of Nevada, as well as the acquisition of a new business. Since the inception of our current business operations, we have been in the business of acquiring franchise, license and distribution rights in new and emerging growth companies.

On December 16, 2014, Franchise Holdings International, Inc. (FNHI) entered into a three party Definitive Share Exchange Agreement (the "Exchange Agreement") to acquire all issued and outstanding shares of TruXmart Ltd. (The Company" or TruXmart"), an Ontario (Canada) corporation located at 8820 Jane Street, Vaughan, Ontario, L4K 2M9, Canada, for 40,0000,000 shares of FNHI (the "FNHI Shares"), when sufficient authorized shares are available, which will represent 75.32% of the outstanding shares of FNHI (the "Share Exchange"), calculated post-issuance. The Exchange Agreement was with Steven Rossi ("Rossi"), the sole shareholder of TruXmart and with TruXmart. Prior to the Share Exchange, Rossi held all outstanding shares of TruXmart, consisting of 4,791 Class A common shares and TruXmart owned 2,300,000 common shares of FNHI, representing an 80.961285% ownership stake in FNHI. Pursuant to the Share Exchange, Rossi acquired from TruXmart, its 2,300,000 FNHI common shares and is to acquire an additional 37,700,000 shares of FNHI from FNHI, when sufficient authorized shares are available, in exchange for all 4,791 outstanding common shares of TruXmart. TruXmart is now the wholly-owned subsidiary of FNHI, with FNHI holding all 4,791 outstanding shares of TruXmart common stock.

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Operations

General

TruXmart was founded in 2011 to take advantage of the limited innovation provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with one main company controlling a majority of the tonneau cover market. This dynamic market segment is in need of a new innovative manufacturer of high quality, functional, and aggressively priced tonneau covers. TruXmart has developed multiple products for all of the most prominent pick-up trucks available in North America. Details of each product can be found at www.truxmartcovers.com. TruXmart sells its products through wholesalers in Canada and the U.S. and through third-party online retailers.

We have undertaken a private placement, pursuant to Rule 506(b) of Regulation D, and have raised $662,800, as of May 11, 2015 and hope to raise up to an additional $337,200 over the next nine months. Also, working capital will be generated from internal operations. We also reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our now former products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

Nature of Products and Services

In 2013 sales of new pick-up trucks were over 1,800,000 in the U.S. and over 350,000 in Canada. Throughout their useful lives, it is estimated that only 18% of truck owners have a tonneau cover installed on their truck. The tonneau cover segment of the automotive aftermarket generated revenues of $255 million in 2005. It is estimated the tonneau cover segment to be closer to $500 million in 2014. In 2014 / 2015, truck sales have been outpacing car sales and account for 56% of vehicle sales in North America. New pickup truck sales (our principal market) are estimated to be 2,270,000 units for the year 2014/15, based on sales through November 30, 2014, (source: Wall Street Journal online).

Background

For many years, consumers have had very limited options available to them from tonneau cover manufacturers. The leading manufacturers in the North American market have had very few new model developments. The tonneau cover market can be divided into four main styles of covers:

1.	Soft Folding & Roll-up covers (Vinyl covers)
2.	Hard Folding & Standing Covers (Aluminum and FRP)
3.	Solid one piece caps and lids (Plastic & Fiberglass)
4.	Retractable Covers (Plastic & Aluminum)

We believe the consumer favors models that are the least cumbersome, most functional, and lowest initial cost. Solid one piece covers and retractable covers are the least desirable because of their limited functionality and overall cost. Therefore, the most popular covers in today's market are soft and hard folding/rolling tonneau covers.

Market Analysis and Distribution

Our market consists of three major types of customers which include; master warehouse distributor, dealer- wholesaler, and end retail consumer. Master warehouse distributors will stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell product to some businesses and retail consumers in their area and online retailers. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail end consumers are simply the end user of your product. TruXmart currently sells its product line through distributors and dealer networks.

TruXmart's target market includes master warehouse distributors and dealers.

In the Canadian market, TruXmart does the majority of its business with warehouse distributors, and select dealer customers. In the US market, TruXmart's customer base is mostly dealers and wholesalers. TruXmart's Canadian operation sells to only select dealers in Ontario as well as the largest warehouse distributor in eastern Canada. Enterprise Robert Thibert in Châteauguay, Quebec Canada has over 600,000 square feet of warehouse space in three provinces in Canada. Robert Thibert is responsible for stocking and selling our product to their customer base in Canada. TruXmart dealer sales in Ontario are to only select dealers who assist with product feedback.

TruXmart is a supplying member of one of the largest aftermarket buying groups in the U.S. American Aftermarket Group (AAG), owned by Line-X coatings, consists of over 700 car and truck accessory stores. Being a supplying member of AAG gives TruXmart access to most of the large truck accessory dealers, wholesalers, and online stores in the USA. Our products are sold to AAG members by the sales staff at AAG and all customer service and maintenance is done through phone calls, emails, and infrequent visits.

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Competition

Companies that compete in this market are THI Group, Tonno Pro and Rugged Liner however not all companies charge competitive prices:

The Extang (THI) Trifecta retails in the USA for $425. The Tonno Pro Tri Fold retails for $269. The Rugged Liner Tri Fold retails for $329. Whereas the TruXmart Tri Fold retails for CAD$259; US$239.

The Extang Solid Fold retails in the USA for $799. The Rugged Liner Hard Fold retails for $689. The TruXmart Forte retails at CAD$699; US$689.

Low profile Roll-Up covers are manufactured by many different companies. The two most popular Roll-Up covers are the Truxedo (THI) Low-ProQT, which retails for $499 and the Tonno Pro Low-Roll which retails for $269. The TruXmart Roll-Up retails for $CAD299; US$269.

THI Group is the holding company for Extang Corporation, TruXedo, Inc., BedRug, Inc, UnderCover Inc., Advantage Truck Accessories Inc, Retrax Inc, and BAK Industries. They account for the majority of the competing brands in North America.

The area of biggest growth in the tonneau cover market is in the area of aggressively priced hard folding tonneau covers. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered the market leader.

Sales, Marketing and Distribution Strategy

TruXmart's sales strategy is constantly changing and dynamic. Sales are made through warehouse distributors, as they typically handle product sales and promotion through their in-house sales department. To fully saturate the market a business must entice the retail consumer to purchase its product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, etc. The next step is to have strong working relationships and reputations among dealers and wholesalers who purchase TruXmart's product, either directly or through distributors.

The Company's current product lines are as follows:

1.	TruXmart Tri Fold (introduced in 2011)

The TruXmart Tri Fold is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp, and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

2.	TruXmart Smart Fold (introduced in 2012)

The TruXmart Smart Fold is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the Tri Fold but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

The Company introduced three new products at the Specialty Equipment Manufacturers Association (SEMA) show in Las Vegas in November 2014. These products were the following:

3.	TruXmart Forte

The TruXmart Forte is the world's first completely solid folding tonneau cover to be constructed using powder coated galvanized steel. The TruXmart Forte is also the first tonneau cover to come with a removable tool bag that acts as a cargo divider when installed. This tool bag can be removed from the tonneau cover, zippered together, and carried using a shoulder or hand strap.

4.	TruXmart Quad-Fold

The TruXmart Quad-Fold will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world's first quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

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5.	TruXmart Roll-Up

The TruXmart Roll-Up cover takes from a long history of roll up covers in our market place. Although roll-up style covers have been in the market since the early 90's, the TruXmart Roll-Up will offer a sleek, low-profile design, superior side seals, and rear smart latches that will allow its user to open this cover by simply pulling on the rear release loop.

In addition, we are currently re-engineering the TruXmart Smart Fold latch system based on consumer feedback. As a consequence, the next generation Smart Fold covers will be far easier to install and will be available for both domestic and imported light trucks.

Production and Delivery

TruXmart products are manufactured to our specifications and design in China. All of our soft (vinyl) covers are made in a factory in Ningbo, China. All future TruXmart hard products are expected to be manufactured in Jiangsu, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the Chinese contract manufacturers' current output without any stress on their capacity.

Employees

Currently, we employ 2 full-time persons. We may hire additional employees in the future to facilitate anticipated growth projections. We reimburse our employee for all necessary and customary business related expenses.

We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

Proprietary Information

Patent

As of this date, the Company through Mr. Rossi has obtained one U.S. Patent. In addition, the Company retained patent counsel in October 2014 to file two provisional U.S. patent applications, also in this arena. TruXmart has paid $7,718 since approximately October 26, 2012, toward the costs of obtaining US Patent 8,814,249 - System for securing a truck bed cover, (filed October 26, 2012, granted May 1, 2014). This patent is owned by Steven Rossi, previously the sole stockholder of TruXmart. Under an exclusive license agreement between the Company and Mr. Rossi, dated November 26, 2014, TruXmart has the right to commercialize this patent. Under this agreement, TruXmart is not obligated to pay any royalties to Mr. Rossi. It is, however, obligated to pay any expenses incurred to keep the patent in full force and effect.

Government Regulation

We believe that governmental regulation will not be significant to us now or in the future.

Research and Development

We will spend for research and development activities on an ongoing basis.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

How to Obtain our SEC Filings

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

Our investor relations department can be contacted at our principal executive office at 8820 Jane Street, Vaughan, Ontario, Canada L4K 2M9. Our phone number is (888) 554-8789. Our website is www.TruXmartCovers.com

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Transaction with Belair

Advisory Agreement

On May 1, 2014, Truxmart entered into a Corporate Advisory Agreement with Belair, an addendum (the "Addendum") was added thereto, on May 4, 2015 (together the "Advisory Agreement"). Pursuant to the Advisory Agreement, Belair assisted Truxmart in identifying the Company as a vehicle to acquire in order to become a public entity. Pursuant to the Advisory Agreement, Belair also advised on capital structure, advised on valuation metrics pre and post public status, provided advice on comparative structures in the U.S. and Canada, discussed share structure, valuation and capitalization tables, assisted with pro-forma budgets, financials, and forecasting, assisted in preparing marketing and presentation material, assisted the company in introducing professionals to represent the company, including legal and accounting in Canada and the U.S., assisted Truxmart with the original documentation required to acquire the Company, developed the critical milestones and assisted in the allocation of workload to the entire working team, interfaced with the legal and accounting on all sides of the transaction, reviewed all documents and related filings, reviewed of all financial statements for the Company's periodic filings, worked with Canadian accountants and sourced a firm to prepare working drafts for the U.S., worked with the Company's old auditors to prepare audit for public filings, assisted the Company in the structuring of their board of directors, developed compliance and governance policies for the Company, assisted the Company with a cross border tax structure, assisted the Company with accounting policies related to public reporting, assisted the Company with regulatory reporting and compliance issues, has provided on going corporate, managerial and fiscal advice, recommend follow on financing strategies and made introductions to potential investors, assisted the company in developing a strategic partnership with Chinese manufacturer, assisted the Company in developing a broader base distribution and marketing channels, recommended investor relations, public relations and governance initiatives.

Pursuant to the initial Advisory Agreement, Belair was to be paid $5,000 per month for the aforementioned services. However, pursuant to the Addendum, shares of common stock of the Company equal to an aggregate of 4.99% of the issued and outstanding shares of the Company at the time of issuance, half of which were issued to Belair (the "Belair Shares"). Pursuant to the Addendum, the Belair Shares are to be registered herein.

Transaction with 1369781

1369781 Agreement

On June 1, 2015, the Company entered into Business Services Agreement with 1369781 (the "1369781 Agreement"). As described in the Agreement, 1369781, during fiscal year 2015 and until the termination of the 1369781 Agreement, has provided and will provide the Company with strategic financial advice on potential funding alternatives, capital structure planning, public listing alternatives, valuation development and related issues, finance strategies, capital structure management and board of director vetting and recruitment.

Pursuant to the 1369781 Agreement, the Company offered 1369781 the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. 136971 agreed to purchase 3,300,000 shares (the "1369781 Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the 1369781 Shares are to be registered herein.

Transaction with 2224342

On June 23, 2014, the Company entered into a Business Services Agreement with 2224342 (the "2224342 Agreement"). Pursuant to the 2224342 Agreement, 2224342, during the 2015 fiscal period and until termination of the 2224342 Agreement, has provided and will provide to the Company services related to business development, sales, partnerships; trade show organization, attendance and support; new market opportunities, international markets, in-store and dealer strategies; discussions with Chinese manufacturers; creation of pricing programs, volume discount and rebate programs; advice regarding market and sales strategies; assist with development and production of product videos; pursue new account developments; discussions follow up with OEM manufacturer representatives; develop licensing and sales opportunities; and/or in general the creation of long-term value for an organization from customers, markets, and relationships services to the Company on a "best efforts" basis.

Pursuant to the 2224342 Agreement, the Company offered 2224342 the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. 2224342 agreed to purchase 3,200,000 shares (the "2224342 Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the 2224342 Shares are to be registered herein.

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Transaction with Marchese

On June 3, 2014, the Company entered into a Services Agreement with Marchese (the "Marchese Agreement"). Pursuant to the Marchese Agreement, Marchese, during the 2015 fiscal period and until termination of the Marchese Agreement, has provided and will provide the Company marketing consulting related to branding, website and BTC and BTB advertising; has and will work with the Company to develop and launch corporate and product branding; has and will provide brand strategic development, including managing all elements of the strategic development process, from the initial brief through situation analysis, through examination of strategic options/alternatives, to finalization and prioritization of the overall brand platform and communications; and has and will oversee all communications/brand research and planning as required and determined.

Pursuant to the Marchese Agreement, the Company offered Marchese the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. Marchese agreed to purchase 3,100,000 shares (the "Marchese Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the Marchese Shares are to be registered herein.

Transaction with JAAM

On June 8, 2014, the Company entered into a Services Agreement with JAAM (the "JAAM Agreement"). Pursuant to the JAAM Agreement, JAAM, during the 2015 fiscal period and until termination of the JAAM Agreement, has provided and will provide the Company with business and product development, sales, partnerships, will identify opportunities for mergers and acquisitions, new market opportunities, international markets, and/or create long-term value for the Company from customers, markets, and relationships services, on a "best efforts" basis, and will review the Company's business plan and the Company's corporate strategy.

Pursuant to the JAAM Agreement, the Company offered JAAM the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. JAAM agreed to purchase 3,000,000 shares (the "JAAM Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the JAAM Shares are to be registered herein.

Transaction with RGS

One February 12, 2015, the Company entered into a certain settlement agreement with Securities Counselors, Inc. (the "Settlement Agreement"). Securities Counselors, Inc. had performed legal services for the Company in relation to the Exchange Agreement. Pursuant to the Settlement Agreement and in exchange for waiving a portion of the accrued legal fees, RGS was issued 60,000 shares of common stock of the Company, which were to be registered in the initial registration statement on Form S-1 filed by the Company following the date of the Settlement Agreement.

Issuance Selling Shareholders

2,775,360 shares of the Company's common stock were sold to the Issuance Selling Shareholders, pursuant to share issuance agreements, each dated December 30, 2014, each by and between the Company and the applicable Issuance Selling Shareholder. Each Issuance Selling Shareholder paid $.138 per share. Each Issuance Selling Shareholder was granted piggyback registration rights whereby, whenever the Company was to register any of its securities, the Issuance Selling Shareholders had the right to cause the Company to include the shares of such Issuance Selling Shareholders. Therefore the 2,775,360 shares held by the Issuance Selling Shareholders are included herein for registration.

Subscription Selling Shareholders

2,027,537 shares of the Company's common stock were sold to the Subscription Selling Shareholders, pursuant to subscription agreements, dated between February 11, 2015 and March 31, 2015, each by and between the Company and the applicable Subscription Selling Shareholder. Each Subscription Selling Shareholder paid $.138 per share. 750,000 additional shares of the Company's common stock were sold to Platnick and Hamption, pursuant to subscription agreements, dated June 5, 2015, by and between the Company and Platnick and the Company and Hamption, respectively. Platnick and Hamption each paid $.20 per share for these 750,000 shares of common stock. Each Subscription Selling Shareholder was granted piggyback registration rights whereby, whenever the Company was to register any of its securities, the Subscription Selling Shareholders had the right to cause the Company to include the shares of such Subscription Selling Shareholders. Therefore the 2,777,537 shares held by the Subscription Selling Shareholders are included herein for registration.

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The Terms of the Offering

Securities Being Offered:	19,302,330 shares of common stock being registered on behalf of the Selling Shareholders.

Offering Period:	Until all shares are sold by the Shareholders or until 36 months from the date that the registration statement becomes effective, whichever comes first.

Risk of Factors:	The Securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Currently Issued And Outstanding:	66,785,082 shares of our common stock are issued and outstanding as of the date of this Prospectus.

Common Stock Issued And Outstanding After Offering:	66,785,082 shares of common stock.

Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the Selling Shareholders. However, we did receive proceeds from the sale of our common stock to the Issuance Selling Shareholders and the Subscription Selling Shareholders. The proceeds were used to purchase the control block of the Company and for working capital and general corporate purposes. See "Use of Proceeds."

This offering relates to the resale of (i) up to 1,089,433 shares of our common stock by Belair, (ii) up to 3,300,000 shares of our common stock by 1369781, (iii) up to 3,200,000 shares of our common stock by 2224342, (iv) up to 3,100,000 shares of our common stock by Marchese, (v) up to 3,000,000 shares of our common stock by JAAM, (vi) up to 2,775,360 shares of our common stock by the Issuance Selling Shareholders, (vii) up to 2,777,537 shares of our common stock by the Subscription Selling Shareholders, and (viii) up to 60,000 shares of our common stock by RGS

Financial Summary

As a "smaller reporting company," we are not required to provide the information in this Item.

RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks are set forth below. You should not invest in the Company unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

Risks Related to Our Business:

We have limited operating history, our financial position is not robust, and we lack profitable operations to date.

TruXmart has incurred net losses since inception and may continue to incur net losses while it builds its business and as such it may not achieve or maintain profitability. The Company's limited operating history makes it difficult to evaluate its business and prospects, and there is no assurance that the business of the Company will grow or that it will become profitable.

TruXmart has been in existence since 2011, which is relatively short compared to our competitors. While the Company has experienced recent substantial growth in our revenues in 2013 over 2012, there is no assurance that our revenues will continue to experience such a trend line, nor even that our revenues will continue to grow. Because of our limited operating history it is difficult to extrapolate any meaningful projections about the Company's future. We do not have significant assets with which to press our plans forward.

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Our competitors are significantly better funded than we are. This could prove detrimental in that we may not have the funds with which to procure a sufficient supply of product to meet demand at some point. Our competitors could engage in predatory pricing or other tactics in an attempt to eliminate our market share. The Company has incurred net losses since inception, and may continue to incur net losses while it builds its business, and as such it may not achieve or maintain profitability.

We have historically incurred significant losses and our financial situation creates doubt whether we will continue as a going concern.

During the twelve months ended December 31, 2014, the Company realized a net loss of $479,341 compared with a net loss of $36,935 for the twelve months ended December 31, 2013. As of December 31, 2014, the Company had a working capital deficiency of $15,021 and a shareholder's deficit of $7,432. Net loss for the three months ended March 31, 2015 was $25,686 compared to net income of $15,520 for the three months ended March 31, 2014. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Upon completion of the Definitive Share Exchange Agreement, the Company was able to raise capital through private placements of shares of the Company's common stock. During December 2014, the Company received subscriptions for 2,775,360 shares of its common stock for proceeds of $383,000.

During the three months ended March 31, 2015, the Company received subscriptions for 2,027,537 shares of its common stock for proceeds of $279,800. Subsequent to March 31, 2015, the Company received subscriptions for 18,630,000 shares of its common stock for proceeds of $167,880, which included 17,880,000 shares sold at a discount price of $.001 per share because of additional services and arrangements provided by the Consultants.

Our future growth may be limited.

The Company's ability to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including the Company's ability to internally develop products, to attract and retain skilled employees, to successfully position and market its products, to protect its existing intellectual property, to capitalize on the potential opportunities it is pursuing with third parties, and sufficient funding. To accommodate growth and compete effectively, the Company will need working capital to maintain adequate inventory levels, develop additional procedures and controls and increase, train, motivate and manage its work force. There is no assurance that the Company's personnel, systems, procedures and controls will be adequate to support its potential future operations. There is no assurance that the Company will generate revenues from its prospective sales partners and be able to capitalize on additional third party manufacturers.

We rely on third parties for our production which may hinder our ability to grow.

Suppliers: Currently, the Company relies on two third party manufacturers to produce its products in China. These products are only available from a limited group of manufacturers, because of our product development alliances with these manufacturers. Under this alliance arrangement, each of the Company's products are designed and engineered in co-operation with one of our two contract manufactures in China and, accordingly, each tonneau (a hard or soft cover for the bed of a pick-up truck designed to increase mileage and to protect items from inclement weather and potential theft) cover product can only be manufactured by the specific manufacturer with which they have been developed. Moreover, the tools, molds, specific grade of materials and assembly techniques are exclusive to the manufacture with which the product was developed. Manufacturing could be switched, but it would take time and there are no guarantees the product would be identical or that the Company would have sufficient inventory in the given product(s).

The Company's reliance on outside manufacturers generally involves several risks, including: an inability to obtain an adequate supply of required products; the discontinuance of a product by a third-party contract manufacturer; an acquisition of the manufacturer by one of the Company's competitors; delays or long lead times in receiving products from manufacturers; constraints on the ability of the supplier to operate as efficiently and quickly as required and less control over quality and pricing of components. There is no assurance that the Company's manufacturers will continue to produce the products it requires in order to conduct business, which in turn would materially adversely affect its ability to generate revenue and profits.

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Distribution: The Company relies on third party distribution entities (wholesale and retail) to sell its products. The Company relies on third party wholesalers to distribute its products to retail locations, over which the Company has little to no control in the wholesale or retail pricing and product placement and other marketing issues. Its products could be priced higher to the end user than its competition, which would have a detrimental effect on the Company's sales. The Company relies on a third party online retailer to sell its products directly to the retail market. The Company has little to no control over pricing and other retail issues such as product placement, which could have a direct effect on the Company's revenues.

In its desire to maintain a competitive position in the market, we have implemented and enforce a strict "MAP" (Manufacturers Authorized Price). MAP typically refers to the definite retail pricing of each of our products and differs between the Canadian and U.S. markets. Our products' MAP pricing is set to be competitive in relation to competing products while allowing our distributor, dealer and retailer customer base to generate respectable margins of profit.

Moreover, if our MAP pricing is violated by a product being advertised or sold above or below the then current MAP price, we take necessary steps with our customer(s) to remediate pricing to continue and maintain our competitive position in the marketplace. There are no guarantees that MAP pricing and other various forms of pricing and product control measures can be effectively monitored and enforced, especially as the Company's market saturation grows.

There are risks associated with outsourced production that may result in decrease in our profit.

As outlined above, the Company outsources the manufacture of products to two contract manufacturers in China. In doing so, the Company selects its manufacturers, screened in advance based on their capabilities, supply capacity, reputation and other relevant traits. Nonetheless, the possibility of delivery delays, product defects and other production-side risks stemming from outsourcers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in the Company being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

There are risks associated with outsourced production in China and their laws which may have a material adverse effect on our financial stability.

Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation or restrictions are matters over which the Company has no control. While the current leadership, (and the Chinese government), have been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, there is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

For example, the Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited and, in turn, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures with Chinese manufacturers were unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions regardless of any purchasing contracts or agreements we may have entered into. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations, in such guises as currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises.

In that context, we may have to evaluate the feasibility of acquiring alternative or fallback manufacturing capabilities to support the production of our existing and future tonneau cover products. Such development could adversely affect our cost structure inasmuch as we would be required to support sales at an acceptable cost—and might have relatively limited time to so adapt. We have not manufactured these products in the past—and are not expecting to do so in the foreseeable future. That is because developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

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We engage in cross border sales transactions which present tax risks among other obstacles.

Cross border sales transactions carry a risk of changes in import tax and/or duties related to the import and export of our product, which can result in pricing changes, which will affect revenues and earnings. Cross border sales transactions carry other risks including, but not limited to, changing regulations, wait times, customs inspection and lost or damaged product

We will need additional financing in order to grow our business.

From time to time, in order to expand operations to meet customer demand, the Company will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund capital expenditures, the Company may require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of the Company's operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to the Company or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

We rely on key personnel.

The Company's success also will depend in large part on the continued service of its key operational and management personnel, including executive staff, research and development, engineering, marketing and sales staff Most specifically, this includes its President/CEO Steven Rossi and its Chief Operating Officer Steven Raivio who oversee new product development (in lieu of a research and development department) as well as implementation of new products developed, key customer acquisition and retention, overall management and future growth. The Company faces intense competition for these professionals from its competitors, customers and other companies throughout the industry. Any failure on the Company's part to hire, train and retain a sufficient number of qualified professionals could impair the business of the Company.

We depend on intellectual property rights that may be infringed upon or infringe upon the intellectual property rights of others.

The Company's success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. The Company has one patent through a licensing agreement with its President and CEO at no cost to the Company. The Company intends to file additional patent applications in the U.S. and Canada as part of its strategy to protect its proprietary products and technologies. However, patents provide only limited protection of the Company's intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and potentially expensive. The Company cannot provide assurance that patents will be granted with respect to its pending patent application, that the scope of any patents it might obtain will be sufficiently broad to offer meaningful protection, or that it will develop additional proprietary products that are patentable. In fact, any patents which might issue from the Company's two pending provisional patent applications with the USPTO could be successfully challenged, invalidated or circumvented. This could result in the Company's pending patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent issued from a pending patent application the Company considers significant, could have a material adverse effect on the Company's business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outsource manufacturers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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We are subject to foreign currency risk which may adversely affect our net profit.

The Company is subject to foreign exchange risk as it has two manufacturing facilities in China, markets extensively in both Canadian and U.S. markets, most of the Company's employees reside in Canada and, to date, the Company has raised funds in Canadian Dollars. Meanwhile, the Company reports results of operations in U.S. Dollars (USD or US$). Since our Canadian customers pay in Canadian Dollar, the Company is subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. While having our products manufactured in China, our manufacturers are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan (RMB). Any large fluctuations in the exchange between the RMB and USD may cause product costs to increase, therefore affecting revenues and profits, potentially adversely.

We may not be successful in our potential business combinations.

The Company may, in the future, pursue acquisitions of other complementary businesses and technology licensing arrangements. For example, we intend to seek out a joint venture with one or both of our Chinese manufacturers. In addition, we have been approached by competitors to license one or more of our tonneau cover products. The Company may also pursue strategic alliances and joint ventures that leverage its core products and industry experience to expand its product offerings and geographic presence. The Company has limited experience with respect to acquiring other companies and limited experience with respect to forming collaborations, strategic alliances and joint ventures.

If the Company were to make any acquisitions, it may not be able to integrate these acquisitions successfully into its existing business and could assume unknown or contingent liabilities. Any future acquisitions the Company makes, could also result in large and immediate write-offs or the incurrence of debt and contingent liabilities, any of which could harm the Company's operating results. Integrating an acquired company also may require management resources that otherwise would be available for ongoing development of the Company's existing business.

We have competition for our market share which could harm our sales.

We participate in the automotive aftermarket equipment industry which is highly competitive for a relatively limited customer base. New pickup truck sales (our principal market) are estimated to be 2,270,000 units for the year 2014, based on sales through November 30, 2014, (source: Wall Street Journal online) which should translate (using an approximate 75% of new truck sales) into approximately 1,700,000 new tonneau covers during the year. (source: Frost & Sullivan) With 3,457 of our tonneau covers sold during the same period, we believe the Company represents 2-tenths of one percent of this market. We consider 5-tenths of one percent of the market to be a break-even market share for us but there is no assurance that we will reach this market share objective.

In addition, some of our competitors sell their products at prices lower than ours and we compete primarily on the basis of product quality, features, value, service, and customer relationships. Our competitive success also depends on our ability to maintain a strong brand and the belief that customers will need our products and services to meet their growth requirements. The competition that we face in our market — which varies depending on the particular business segment, product lines and customers — may prevent us from achieving sales, product pricing and income goals, which could affect our financial condition and results of operations. In addition, our current competitors are significantly better funded and have a longer operating history than us and, for example, we currently do not have sufficient funding to allow for separately marketing the TruXmart "brand."

We may not have sufficient product liability insurance to cover potential damages.

The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. We plan to acquire product liability insurance in both the U.S. and Canada over the next 3 to 6 months to cover such claims. Assuming that we will be able to acquire such coverage at reasonable cost, we have no assurance this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices, if at all. To that extent, product liability insurance is conditional and up for further investigation. A successful product liability claim could result in substantial cost to us. Even if we are fully insured as it relates to a claim, a claim could nevertheless diminish our brand and divert management's attention and resources, which could have a negative impact on our business, financial condition and results of operations. (See also the "Product Quality" discussion below and the associated recall insurance.)

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We may produce products of inferior quality which would cause us to lose customers.

Although the Company makes an effort to ensure the quality of our light truck tonneau cover products, they could from time to time contain defects, anomalies or malfunctions that are undetectable at the time of shipment. These defects, anomalies or malfunctions could be discovered after the Company's products are shipped to customers, resulting in the return or exchange of the Company's products, claims for compensatory damages or discontinuation of the use of the Company's products, which could negatively impact the profits and operating results of the Company. The Company does not presently have product recall, (or similar function), insurance, namely, (in contrast to product liability), insurance that protects a company against broad-scale product manufacturing defects, engineering defects and the costs related to a broad product recall such as shipping, replacement or repairs. Even if in place, there is no guarantee that the full costs of any reimbursements or claims, law suits or litigation would be covered by such insurance. (See also the "Product Liability Insurance" discussion above.)

We may experience patent enforcement and infringement which could force us to spend on legal fees.

The automotive aftermarket has been characterized by significant litigation and other proceedings regarding patents, patent applications and other intellectual property rights. The situations in which we may become parties to such litigation or proceedings may include:

1.	litigation or other proceedings we may initiate against third parties to enforce our patent rights or other intellectual property rights;

2.	litigation or other proceedings we or our licensee(s) may initiate against third parties seeking to invalidate the patents held by such third parties or to obtain a judgment that our products do not infringe such third parties' patents; and

3.	litigation or other proceedings, third parties may initiate against us to seek to invalidate our patents.

If third parties initiate litigation claiming that our products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. In some instances competitors may proceed with litigation or other proceedings pertaining to infringement of their intellectual property as a means to hinder or devaluate the target defendant company, with no intention of the matter being resolved in their favor. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time and costs. Substantial additional costs may be evident in the event that litigation or other proceedings were initiated against the Company because TruXmart would have to seek legal defense or counsel in the province (Canada) or state (U.S.) where the litigation or legal proceedings were filed.

Global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends, in part, on worldwide economic conditions which historically is cyclical in character. The U.S. has largely worked its way out of an economic recession while other key international economies continue to be impacted by a recession, characterized by falling demand for a variety of goods and services, restricted credit, going concern threats to financial institutions, major multinational companies and medium and small businesses, poor liquidity, declining asset values, reduced corporate profitability, extreme volatility in credit, equity and foreign exchange markets and bankruptcies. By way of example, the automotive aftermarket, specifically fuel saving add-ons such as light-truck tonneau covers, is typically not as affected by economic slow-down or recession as other industries or market segments. Currently, these conditions, (since the Company's sales are exclusively made in North America while production occurs in China), can be expected to change. In markets where our sales occur and go into recession, these conditions affect the rate of spending and could adversely affect our customers' ability or willingness to purchase our products, and delay prospective customers' purchasing decisions, all of which could adversely affect our operating results. In addition, in a weakened economy, companies that have competing products may reduce prices which could also reduce our average selling prices and harm our operating results.

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The Company faces intense competition from new products and may lose customers to our competition.

The Company's tonneau cover products face intense competition from its competitors. This competition may increase as new products enter the market, especially those made overseas and marketed and sold directly into the North American market by overseas manufactures. In such an event, the competitors' products may be of similar or better quality compared to the Company's products. Alternatively, in the case of generic competition, they may be of equal or better quality and are sold at substantially lower prices than the Company's products. At times, competitors may also release a generic or re-branded version of a current and successful product at a substantially reduced price in efforts to increase revenues or market share. As a result, if the Company fails to maintain its competitive position, this could have a material adverse effect on its business, cash flow, results of operations, financial position and prospects.

Risks Related to Our Stockholders and Purchasing Shares of Common Stock

We have not voluntarily implemented various corporate governance measures.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the SEC has adopted rules requiring public companies to include a report of management on the Company's internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public "float" requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

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If the price of the shares of our common stock falls, we may lose eligibility for quotation on the OTCQB, which could result in investors losing their investment and would prohibit the Company from further accessing the equity line of credit.

Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Starting May 1, 2014, there will be continuing eligibility requirements for OTCQB, whereby the price of our common stock can't fall below $0.01 for thirty consecutive days. If we are unable to satisfy this continuing eligibility requirement of the OTCQB, the quotation of our common stock could be moved to the OTC Pink Sheets. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments. More importantly, however, this would prohibit the Company from having further access to the equity line of credit, as quotation on the OTC Pink Sheets is insufficient for any such equity lines of credit.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts' estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

We have never paid dividends on our common stock.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

We expect to issue more shares in an equity financing, which will result in substantial dilution.

Our Articles of Incorporation authorize the Company to issue 100,000,000 shares of common stock. Any equity financing effected by the Company may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, our stock issued in any equity financing transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or will occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have an ongoing obligation to continually disclose material future changes in the Company and its operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders. However, the Company received an aggregate of $825,400 from the Issuance Selling Shareholders, the Subscription Selling Shareholders, and the Consultants, which was used and is being used as follows:

Purchase of FNHI by Truxmart	$215,000.00
Working Capital	$324,963.50
Inventory	$285,436.50
Totals	$825,400.00

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

THE SELLING SHAREHOLDERS

Transaction with Belair

Advisory Agreement

On May 1, 2014, Truxmart entered into the Advisory Agreement, and the Addendum on May 4 2015. Pursuant to the Advisory Agreement, Belair assisted Truxmart in identifying the Company as a vehicle to acquire in order to become a public entity. Pursuant to the Advisory Agreement, Belair also advised on capital structure, advised on valuation metrics pre and post public status, provided advice on comparative structures in the U.S. and Canada, discussed share structure, valuation and capitalization tables, assisted with pro-forma budgets, financials, and forecasting, assisted in preparing marketing and presentation material, assisted the company in introducing professionals to represent the company, including legal and accounting in Canada and the U.S., assisted Truxmart with the original documentation required to acquire the Company, developed the critical milestones and assisted in the allocation of workload to the entire working team, interfaced with the legal and accounting on all sides of the transaction, reviewed all documents and related filings, reviewed of all financial statements for the Company's periodic filings, worked with Canadian accountants and sourced a firm to prepare working drafts for the U.S., worked with the Company's old auditors to prepare audit for public filings, assisted the Company in the structuring of their board of directors, developed compliance and governance policies for the Company, assisted the Company with a cross border tax structure, assisted the Company with accounting policies related to public reporting, assisted the Company with regulatory reporting and compliance issues, has provided on going corporate, managerial and fiscal advice, recommend follow on financing strategies and made introductions to potential investors, assisted the company in developing a strategic partnership with Chinese manufacturer, assisted the Company in developing a broader base distribution and marketing channels, recommended investor relations, public relations and governance initiatives.

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Pursuant to the initial Advisory Agreement, Belair was to be paid $5,000 per month for the aforementioned services. However, pursuant to the Addendum, Belair agreed to accept, as payment for the services provided to the Company, shares of common stock of the Company equal to half of 4.99% of the issued and outstanding shares of the Company after the issuance of the 37,7000,000 shares to Steven Rossi (the "Belair Shares"). Pursuant to the Addendum, the Belair Shares are to be registered herein.

The Advisory Agreement terminates on May 1, 2016 and can be terminated for any reason by either party with a ninety (90) day notice or thirty (30) days if there is cause.

Joseph Duggan is a natural person and the President of Belair who exercises the voting and dispositive powers with respect to the shares to be offered by Belair. Joseph Duggan assisted Truxmart in its search for and acquisition of the Company and, prior to performing the services listed above, had no relationship with Truxmart or the Company.

Transaction with 1369781

1369781 Agreement

On June 1, 2015, the Company entered into Business Services Agreement with 1369781 (the "1369781 Agreement"). As described in the Agreement, 1369781, during fiscal year 2015, and until the termination of the 1369781 Agreement, provided the Company with strategic financial advice on potential funding alternatives, capital structure planning, public listing alternatives, valuation development and related issues, finance strategies, capital structure management and board of director vetting and recruitment.

Pursuant to the 1369781 Agreement, the Company offered 1369781 the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. 136971 agreed to purchase 3,300,000 shares (the "1369781 Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the 1369781 Shares are to be registered herein.

Joseph Bernaudo is a natural person and the President of 1369781 who exercises the voting and dispositive powers with respect to the shares to be offered by 1369781. Joseph Bernaudo performed the services described above for the Company and, prior to performing the services listed above, Joseph Bernaudo was introduced to Mr. Rossi in April 2014 by his son, Santino Bernardo (mentioned herein as same and / or 2224342) to discuss TruxMart. and the possibility of assisting the company with growth. During this period, Mr. Bernardo worked together with Mr. Rossi to provide strategic financial advice on potential funding alternatives, capital structure planning, public listing alternatives, valuation development and related issues, finance strategies, capital structure management and key personnel recruitment.

Transaction with 2224342

On June 23, 2014, Truxmart entered into the 2224342 Agreement. Pursuant to the 2224342 Agreement, 2224342 provided, during the 2015 fiscal period to date, and agrees to continue to provide, until termination of the 2224342 Agreement, the following services to the Company: business development, sales, partnerships; trade show organization, attendance and support; new market opportunities, international markets, in-store and dealer strategies; discussions with Chinese manufacturers; creation of pricing programs, volume discount and rebate programs; advice regarding market and sales strategies; assist with development and production of product videos; pursue new account developments; discussions follow up with OEM manufacturer representatives; develop licensing and sales opportunities; and/or in general the creation of long-term value for an organization from customers, markets, and relationships services to the Company on a "best efforts" basis.

Pursuant to the 2224342 Agreement, the Company offered 2224342 the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. 2224342 agreed to purchase 3,200,000 shares (the "2224342 Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the 2224342 Shares are to be registered herein.

Santino Bernaudo is a natural person and the President and Director of 2224342 who exercises the voting and dispositive powers with respect to the shares to be offered by 2224342. Santino Bernaudo performed the services described above for the Company and, prior to performing the services listed above, Santino Bernaudo was a high school friend of Mr. Rossi, and began working with the Company in May 2014 to assist with business development, sales, partnerships; trade show organization; new market opportunities; dealer strategies; advice regarding market and sales strategies; and/or in general the creation of long-term value propositions for growing customers, markets, and dealer relationships.

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Transaction with Marchese

On June 3, 2014, the Company entered into a Services Agreement with Marchese (the "Marchese Agreement"). Pursuant to the Marchese Agreement, Marchese, during the 2015 fiscal period and until termination of the Marchese Agreement, has provided and will provide the Company marketing consulting related to branding, website and BTC and BTB advertising; has and will work with the Company to develop and launch corporate and product branding; has and will provide brand strategic development, including managing all elements of the strategic development process, from the initial brief through situation analysis, through examination of strategic options/alternatives, to finalization and prioritization of the overall brand platform and communications; and has and will oversee all communications/brand research and planning as required and determined.

Pursuant to the Marchese Agreement, the Company offered Marchese the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. Marchese agreed to purchase 3,100,000 shares (the "Marchese Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the Marchese Shares are to be registered herein.

Michael Marchese is a natural person and the President of Marchese Design who exercises the voting and dispositive powers with respect to the shares to be offered by Marchese. Michael Marchese performed the services described above for the Company and, prior to performing the services listed above, Michael Marchese was introduced to Mr. Rossi in June 2014 at a Belair Capital investor presentation and developed a relationship with Mr. Rossi and TruxMart advising on corporate marketing, branding, Business-To-Business advertising; and advised Mr. Rossi on strategically developing the overall brand, marketing, and communications fitting of a company looking to expand internationally.

Transaction with JAAM

On June 8, 2014, the Company entered into a Services Agreement with JAAM (the "JAAM Agreement"). Pursuant to the JAAM Agreement, JAAM, during the 2015 fiscal period and until termination of the JAAM Agreement, has provided and will provide the Company with business and product development, sales, partnerships, will identify opportunities for mergers and acquisitions, new market opportunities, international markets, and/or create long-term value for the Company from customers, markets, and relationships services, on a "best efforts" basis, and will review the Company's business plan and the Company's corporate strategy.

Pursuant to the JAAM Agreement, the Company offered JAAM the opportunity to purchase shares of its common stock at the discounted price of $.001 per share. JAAM agreed to purchase 3,000,000 shares (the "JAAM Shares"), pursuant to the form of subscription agreement used by the Subscription Selling Shareholders. Pursuant to such subscription agreement, the JAAM Shares are to be registered herein.

Kevin Wright is a natural person and a Director of JAAM who exercises the voting and dispositive powers with respect to the shares to be offered by JAAM. Kevin Wright performed the services described above for the Company and, prior to performing the services listed above, Kevin Wright was was introduced to Mr. Rossi in February 2015 at a Belair Capital investor presentation, and developed a relationship with Mr. Rossi and TruxMart, advising on business and product development, sales, partnerships, identify opportunities for mergers and acquisitions, new market opportunities, international markets, and in general the strategy to create long-term value for an organization from customers, markets, and product relationships perspective.

Transaction with RGS

One February 12, 2015, the Company entered into the Settlement Agreement with Securities Counselors, Inc. Securities Counselors, Inc. had performed legal services for the Company in relation to the Definitive Share Exchange Agreement. In exchange for waiving a portion of the accrued legal fees, RGS was issued 60,000 shares of common stock of the Company, which were to be registered in the initial registration statement on Form S-1 filed by the Company following the date of the Settlement Agreement.

Ryan Goulding is the natural person and the managing partner of RGS who exercises the voting and dispositive powers with respect to the shares to be offered by RGS. Mr. Goulding assisted Truxmart with the search for a proper vehicle for acquisition and presented Truxmart with the Company.

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Issuance Selling Shareholders

2,775,360 shares of the Company's common stock were sold to the Issuance Selling Shareholders, pursuant to share issuance agreements, each dated December 30, 2014, each by and between the Company and the applicable Issuance Selling Shareholder. Each Issuance Selling Shareholder paid $.138 per share. Each Issuance Selling Shareholder was granted piggyback registration rights whereby, whenever the Company was to register any of its securities, the Issuance Selling Shareholders had the right to cause the Company to include the shares of such Issuance Selling Shareholders. Therefore the 2,775,360 shares held by the Issuance Selling Shareholders are included herein for registration.

All of the Issuance Selling Shareholders are individuals except Wright Financial Management. John Wright is a natural person and the president of Wright Financial Management who exercises the voting and dispositive powers with respect to the shares offered by Wright Financial Management. John Wright had no interactions with the Company or Truxmart prior to entering into its applicable share issuance agreement.

Subscription Selling Shareholders

2,027,537 shares of the Company's common stock were sold to the Subscription Selling Shareholders, pursuant to subscription agreements, dated between February 11, 2015 and March 31, 2015, each by and between the Company and the applicable Subscription Selling Shareholder. Each Subscription Selling Shareholder paid $.138 per share. 750,000 additional shares of the Company's common stock were sold to Platnick and Hampton, pursuant to subscription agreements, dated June 5, 2015, by and between the Company and Platnick and the Company and Hampton, respectively. Platnick and Hampton each paid $.20 per share for these 750,000 shares of common stock Each Subscription Selling Shareholder was granted piggyback registration rights whereby, whenever the Company was to register any of its securities, the Subscription Selling Shareholders had the right to cause the Company to include the shares of such Subscription Selling Shareholders. Therefore the 2,777,537 shares held by the Subscription Selling Shareholders are included herein for registration.

All of the Subscription Selling Shareholders are individuals except Santerra Asset Management and Development Inc. Mary Lou Sautaguida is a natural person and the president of Santerra Asset Management and Development Inc.who exercises the voting and dispositive powers with respect to the shares offered by Santerra Asset Management and Development Inc. Mary Lou Sautaguida had no interactions with the Company or Truxmart prior to entering into its applicable subscription agreement.

All expenses incurred with respect to the registration of the common stock will be borne by the Company, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Shareholders in connection with the sale of such shares.

Except as indicated below, none of the Selling Shareholders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Shareholders, the number of shares of common stock beneficially owned by the Selling Shareholders as of the date hereof and the number of shares of common stock being offered by the Selling Shareholders. The offer and sale of the shares are being registered herein. The Selling Shareholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Shareholders, respectively. The "Amount Beneficially Owned After the Offering" column assumes the sale of all shares offered herein.

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			Number of
			Shares of
	Shares of	Maximum	Common
	Common Stock	Number of	Stock
	Beneficially	Shares of	Beneficially	Percent
	Owned prior to	Common Stock	Owned after	Ownership
Name	Offering (1)	to be Offered	Offering	after Offering

Belair	1,089,433	1,089,433	0	0%
1369781	3,300,000	3,300,000	0	0%
2224342	3,200,000	3,200,000	0	0%
Marchese	3,100,000	3,100,000	0	0%
JAAM	3,000,000	3,000,000	0	0%
Dean Bellefleur	181,159	181,159	0	0%
Peter Doyle	181,159	181,159	0	0%
Jason Falk	181,159	181,159	0	0%
Geoff Lindup	181,159	181,159	0	0%
Louk Jergens	181,159	181,159	0	0%
James Fuchs	181,159	181,159	0	0%
Michael John	181,159	181,159	0	0%
Donna Eveleigh	181,159	181,159	0	0%
Duncan Smith	362,319	362,319	0	0%
Wright Financial Management	72,464	72,464	0	0%
Mario Scarfo	72,464	72,464	0	0%
Steven Cabral	144,928	144,928	0	0%
Marco Monardo	72,464	72,464	0	0%
Rosetta Monardo	72,464	72,464	0	0%
Andrzej Boczkowzki	144,928	144,928	0	0%
George Likourezos	57,971	57,971	0	0%
Michael Leblanc	108,696	108,696	0	0%
Cam McRae	181,159	181,159	0	0%
Luigi Ruffolo	100,000	100,000	0	0%
Santerra Asset Management and Development Inc.	108,696	108,696	0	0%
Joseph Panetta	108,696	108,696	0	0%
Donald Bayer	362,319	362,319	0	0%
Sonia Platnick	1,224,638	1,224,638	0	0%
Robert Oliva	362,319	362,319	0	0%
Nadia Milton	7,247	7,247	0	0%
Rocco Pannese	36,232	36,232	0	0%
Bettie DiFeo	36,232	36,232	0	0%
Nello Cappabocia	36,232	36,232	0	0%
Elisa Urbano	72,462	72,462	0	0%
Michael Zanzini	36,232	36,232	0	0%
Christian Mancini	36,232	36,232	0	0%
Ryan Goulding Services, LLC	60,000	60,000	0	0%
Total	19,302,330	19,302,330	0	0%

_______________

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 19,302,330 shares of our common stock by the Selling Shareholders.

The Selling Shareholders, and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be sold by the Selling Shareholders. The Selling Shareholders, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholders, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

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The Selling Shareholders will be offering such shares for its own account. We do not know for certain how or when the Selling Shareholders will choose to sell its shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholders to resell the shares of common stock issued to it, we agreed to file a registration statement, of which this prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered by this prospectus, other than the costs of our independent legal review. We will keep the registration statement effective until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholders that are covered by the registration statement have been sold by the Selling Shareholders pursuant to such registration statement and (ii) the first day of the month next following the 36-month anniversary of the date the registration statement, to which this prospectus is made a part, is declared effective by the SEC.

BUSINESS

Narrative Description of the Business

Our History

We were originally incorporated as FSGI Corporation under the laws of the State of Florida in 1997 as a holding company for the purpose of acquiring Financial Standards Group, Inc. (FSG). That year FSGI Corporation acquired FSG, a Florida company organized in October 1989, to assist credit unions in performing financial services. FSG offered financial services to credit unions as a wholly-owned subsidiary until its sale in January 2000.

On December 21, 1998, FSGI Corporation, at the time a publicly traded company trading on the OTCBB as FSGI, acquired all of the outstanding common stock of The Martial Arts Network On-Line, Inc., a wholly owned subsidiary of The Martial Arts Network, Inc. The Martial Arts Network On-Line, Inc., a company organized under the laws of the State of Florida, was developed in 1996 by its parent company The Martial Arts Network, Inc. as an electronic forum dedicated to promoting education and awareness of martial arts through its web site. Upon issuance of shares, and options to purchase shares of FSGI Corporation's common stock to The Martial Arts Network, Inc., that company became the controlling stockholder of FSGI Corporation.

FSGI then changed its name to TMANglobal.com, Inc. ("TMAN") as the result of a merger between FSGI Corporation and The Martial Arts Network On-Line, Inc. on December 21, 1998.

Franchise Holdings was incorporated in the State of Nevada on April 2, 2003. Franchise Holdings International, Inc. completed a merger with TMAN Global.com Inc. on April 30, 2003. This merger was in the nature of a change in domicile of the Florida corporation to the State of Nevada, as well as the acquisition of a new business. Since the inception of our current business operations, we have been in the business of acquiring franchise, license and distribution rights in new and emerging growth companies.

On December 16, 2014, Franchise Holdings International, Inc. (FNHI) entered into a three party Definitive Share Exchange Agreement (the "Agreement") to acquire all issued and outstanding shares of TruXmart Ltd. (The Company" or TruXmart"), an Ontario (Canada) corporation located at 8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada, for 40,0000,000 shares of FNHI (the "FNHI Shares"), when sufficient authorized shares are available, which will represent 75.32% of the outstanding shares of FNHI (the "Share Exchange"), calculated post-issuance. The Agreement was with Steven Rossi ("Rossi"), the sole shareholder of TruXmart and with TruXmart. Prior to the Share Exchange, Rossi held all outstanding shares of TruXmart, consisting of 4,791 Class A common shares and TruXmart owned 2,300,000 common shares of FNHI, representing an 80.961285% ownership stake in FNHI. Pursuant to the Share Exchange, Rossi acquired from TruXmart, its 2,300,000 FNHI common shares and is to acquire an additional 37,700,000 shares of FNHI from FNHI, when sufficient authorized shares are available, in exchange for all 4,791 outstanding common shares of TruXmart. TruXmart is now the wholly-owned subsidiary of FNHI, with FNHI holding all 4,791 outstanding shares of TruXmart common stock.

Operations

General

TruXmart was founded in 2011 to take advantage of the limited innovation provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with one main company controlling a majority of the tonneau cover market. This dynamic market segment is in need of a new innovative manufacturer of high quality, functional, and aggressively priced tonneau covers. TruXmart has developed multiple products for all of the most prominent pick up trucks available in North America. Details of each product can be found at www.truxmartcovers.com. TruXmart sells its products through wholesalers in Canada and the U.S. and through third-party online retailers.

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We have undertaken a private placement, pursuant to Rule 506(b) of Regulation D, and have raised $662,800, as of April 9, 2015 and hope to raise up to an additional $337,200 over the next nine months. Also, working capital will be generated from internal operations. We also reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our now former products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

Nature of Products and Services

In 2013 sales of new pick up trucks were over 1,800,000 in the U.S. and over 350,000 in Canada. Throughout their useful lives, it is estimated that only 18% of truck owners have a tonneau cover installed on their truck. The tonneau cover segment of the automotive aftermarket generated revenues of $255 million in 2005. It is estimated the tonneau cover segment to be closer to $500 million in 2014. In 2014/2015, truck sales have been outpacing car sales and account for 56% of vehicle sales in North America. New pickup truck sales (our principal market) are estimated to be 2,270,000 units for the year 2014/15,based on sales through November 30, 2014, (source: Wall Street Journal online).

Background

For many years, consumers have had very limited options available to them from tonneau cover manufacturers. The leading manufacturers in the North American market have had very few new model developments. The tonneau cover market can be divided into four main styles of covers:

1.	Soft Folding & Roll-up covers (Vinyl covers)
2.	Hard Folding & Standing Covers (Aluminum and FRP)
3.	Solid one piece caps and lids (Plastic & Fiberglass)
4.	Retractable Covers (Plastic & Aluminum)

We believe the consumer favors models that are the least cumbersome, most functional, and lowest initial cost. Solid one piece covers and retractable covers are the least desirable because of their limited functionality and overall cost. Therefore, the most popular covers in today's market are soft and hard folding/rolling tonneau covers.

Market Analysis and Distribution

Our market consists of three major types of customers which include; master warehouse distributor, dealer- wholesaler, and end retail consumer. Master warehouse distributors will stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell product to some businesses and retail consumers in their area and online retailers. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail end consumers are simply the end user of your product. TruXmart currently sells its product line through distributors and dealer networks.

TruXmart's target market includes master warehouse distributors and dealers.

In the Canadian market, TruXmart does the majority of its business with warehouse distributors, and select dealer customers. In the US market, TruXmart's customer base is mostly dealers and wholesalers. TruXmart's Canadian operation sells to only select dealers in Ontario as well as the largest warehouse distributor in eastern Canada. Enterprise Robert Thibert in Châteauguay, Quebec Canada has over 600,000 square feet of warehouse space in three provinces in Canada. Robert Thibert is responsible for stocking and selling our product to their customer base in Canada. TruXmart dealer sales in Ontario are to only select dealers who assist with product feedback.

TruXmart is a supplying member of one of the largest aftermarket buying groups in the U.S. American Aftermarket Group (AAG), owned by Line-X coatings, consists of over 700 car and truck accessory stores. Being a supplying member of AAG gives TruXmart access to most of the large truck accessory dealers, wholesalers, and online stores in the USA. Our products are sold to AAG members by the sales staff at AAG and all customer service and maintenance is done through phone calls, emails, and infrequent visits.

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Competition

Companies that compete in this market are THI Group, Tonno Pro and Rugged Liner however not all companies charge competitive prices:

The Extang (THI) Trifecta retails in the USA for $425. The Tonno Pro Tri Fold retails for $269. The Rugged Liner Tri Fold retails for $329. Whereas the TruXmart Tri Fold retails for CAD$259; US$239.

The Extang Solid Fold retails in the USA for $799. The Rugged Liner Hard Fold retails for $689. The TruXmart Forte retails at CAD$699; US$689.

Low profile Roll-Up covers are manufactured by many different companies. The two most popular Roll-Up covers are the Truxedo (THI) Low-ProQT, which retails for $499 and the Tonno Pro Low-Roll which retails for $269. The TruXmart Roll-Up retails for $CAD299; US$269.

THI Group is the holding company for Extang Corporation, TruXedo, Inc., BedRug, Inc, UnderCover Inc., Advantage Truck Accessories Inc, Retrax Inc, and BAK Industries. They account for the majority of the competing brands in North America.

The area of biggest growth in the tonneau cover market is in the area of aggressively priced hard folding tonneau covers. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered the market leader.

Sales, Marketing and Distribution Strategy

TruXmart's sales strategy is constantly changing and dynamic. Sales are made through warehouse distributors, as they typically handle product sales and promotion through their in-house sales department. To fully saturate the market a business must entice the retail consumer to purchase its product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, etc. The next step is to have strong working relationships and reputations among dealers and wholesalers who purchase TruXmart's product, either directly or through distributors.

The Company's current product lines are as follows:

1.	TruXmart Tri Fold (introduced in 2011)

The TruXmart Tri Fold is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp, and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

2.	TruXmart Smart Fold (introduced in 2012)

The TruXmart Smart Fold is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the Tri Fold but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

The Company introduced three new products at the Specialty Equipment Manufacturers Association (SEMA) show in Las Vegas in November 2014. These products were the following:

3.	TruXmart Forte

The TruXmart Forte is the world's first completely solid folding tonneau cover to be constructed using powder coated galvanized steel. The TruXmart Forte is also the first tonneau cover to come with a removable tool bag that acts as a cargo divider when installed. This tool bag can be removed from the tonneau cover, zippered together, and carried using a shoulder or hand strap.

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4.	TruXmart Quad-Fold

The TruXmart Quad-Fold will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world's first quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

5.	TruXmart Roll-Up

The TruXmart Roll-Up cover takes from a long history of roll up covers in our market place. Although roll-up style covers have been in the market since the early 90's, the TruXmart Roll-Up will offer a sleek, low-profile design, superior side seals, and rear smart latches that will allow its user to open this cover by simply pulling on the rear release loop.

In addition, we are currently re-engineering the TruXmart Smart Fold latch system based on consumer feedback. As a consequence, the next generation Smart Fold covers will be far easier to install and will be available for both domestic and imported light trucks.

Production and Delivery

TruXmart products are manufactured to our specifications and design in China. All of our soft (vinyl) covers are made in a factory in Ningbo, China. All future TruXmart hard products are expected to be manufactured in Jiangsu, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the Chinese contract manufacturers' current output without any stress on their capacity.

Employees

Currently, we employ 2 full-time persons. We may hire additional employees in the future to facilitate anticipated growth projections. We reimburse our employee for all necessary and customary business related expenses.

We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

Proprietary Information

Patent

As of this date, the Company through Mr. Rossi has obtained one U.S. Patent. In addition, the Company retained patent counsel in October 2014 to file two provisional U.S. patent applications, also in this arena. TruXmart has paid $7,718 since approximately October 26, 2012, toward the costs of obtaining US Patent 8,814,249 - System for securing a truck bed cover, (filed October 26, 2012, granted May 1, 2014). This patent is owned by Steven Rossi, previously the sole stockholder of TruXmart. Under an exclusive license agreement between the Company and Mr. Rossi, dated November 26, 2014, TruXmart has the right to commercialize this patent. Under this agreement, TruXmart is not obligated to pay any royalties to Mr. Rossi. It is, however, obligated to pay any expenses incurred to keep the patent in full force and effect.

Government Regulation

We believe that governmental regulation will not be significant to us now or in the future.

Research and Development

We will spend for research and development activities on an ongoing basis.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

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How to Obtain our SEC Filings

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

Our investor relations department can be contacted at our principal executive office at 8820 Jane Street, Vaughan, Ontario, Canada L4K 2M9. Our phone number is (888) 554-8789. Our website is www.TruXmartCovers.com

Insurance

Our products are subject to risks. While the Company has planned for these contingencies and has purchased insurance to address potential liabilities associated with product production, there can be no guarantee that all potential liabilities will be covered by insurance or that the insurance coverage will be adequate.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Management's Discussion and Analysis and Results of Operations

The following management's discussion and analysis ("MD&A") should be read in conjunction with financial statements of FNHI for the years ended December 31, 2014 and 2013, and for the three months ended March 31, 2015 and 2014and the notes thereto. Additional information relating to FNHI is available at www.fnhi.net

SafeHarbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to FNHI or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in FNHI's MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. FNHI disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company's expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

Revenue

For the year ended December 31, 2014, revenue generated from the entire line of TruXmart products was $593,000, as compared to $465,800 for the year ended, December 31, 2013. The year over year increase of approximately 27% was mainly attributable to the addition of new online retailers.

For the year ended December 31, 2014 revenue generated in Canada was $220,800 compared to $209,300 for the same period in 2013, an increase of 5%. The relative weakening of the Canadian Dollar compared to the United States Dollar during 2014 had a negative effect on reported revenues as a result of translating the sales denominated in Canadian Dollars to United States Dollars for financial statement reporting purposes. Canadian Dollar Sales increased to CDN$243,900 from CDN$215,500, an increase of 13% during the year ended December 31, 2014.For the year ended December 31, 2014 revenue generated in the United States was $372,200 compared to $256,500 for the same period in 2013. This represents an increase in US- source revenue of approximately 45% year over year. This large increase in the US is primarily attributable to the addition of online retailers.

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Sales from online retailers of the TruXmart products increased from $231,097 in 2013 to $333,095 in 2014, an increase of 44%. The online retailers accounted for over 57% of total revenue for the year ended December 31, 2014 compared to 50% for the year ended December 31, 2013. Distributor sales increased from $158,372 in 2013, to $175,356 in 2014.

For the three months ended March 31, 2015, revenue generated from the entire line of TruXmart products was $78,176, as compared to $165,256 for the three months ended March 31, 2014. The year over year decrease of approximately 53% was mainly attributable to the preparation of releasing new product lines and limited stock in the warehouse.

For the three months ended March 31, 2015, revenue generated in Canada was $28,665 compared to $43,845 for the same period in 2014, a decrease of 35%. The relative weakening of the Canadian Dollar compared to the United States Dollar during the first quarter of fiscal 2015 had a negative effect on reported revenues as a result of translating the sales denominated in Canadian Dollars to United States Dollars for financial statement reporting purposes. Canadian Dollar Sales decreased to CDN$35,577 from CDN$48,339, a decrease of 26% during the three months ended March 31, 2015. For the three months ended March 31, 2015 revenue generated in the United States was $49,511 compared to $121,411 for the same period in 2014. This represents a decrease in US- source revenue of approximately 59% year over year. This decrease in the US is primarily attributable to limited inventory in stock.

Sales from online retailers of the TruXmart products decreased from $113,927 in 2014 to $42,108 in 2015, a decrease of 57%. The online retailers accounted for over 58% of total revenue for the three months ended March 31, 2015, compared to 68% for the three months ended March 31, 2014. Distributor sales decreased from $12,541 in 2014, to $8,413 in 2015.

Currently, TruXmart has two major distributors in Canada, one in the United States, along with its own contracted distribution and inventory facility in Depew, NY. This does not include multiple independent online retailers.

Although TruXmart currently supports a total of 10 dealers and distributors, TruXmart believes the trend of increasing sales through online retailers will continue to outpace the traditional distribution business model. Moreover, reputable online retailer's customers tend to provide larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Cost of Sales

Cost of sales increased by 25% from $347,700 to $435,400, representing 74% of revenue. This increase was primarily due to a corresponding increase in sales for the year. Our cost of sales, as a percentage of sales, was approximately 75% and 74% for the years ended December 31, 2013 and 2014, respectively.

Our cost of sales, as a percentage of gross sales was static from 2013 to 2014 and we expect to maintain the same going forward. Increased sales requiring individual shipping in the U.S. market resulted in our freight costs having increased by $31,200. Freight costs are 22% of our costs of goods sold whereas in 2013 it accounted for 18%, however commissions paid have declined by $6,500 or 1% of our total cost of goods sold as American Aftermarket Group no longer requires a commission paid to them on sales to its members.

Cost of sales decreased for the first three months of 2015 as compared to the first three months of 2014 by 42% from $107,868 to $62,286, representing 80% of revenue. This decrease was primarily due to a corresponding decrease in sales for the period as well as the addition of shipping and freight costs to cost of sales which were expensed in prior periods. Our cost of sales, as a percentage of sales, was approximately 65% and 80% for the three months ended March 31, 2014 and 2015, respectively.

TruXmart provides its distributors and online retailers an "all-in" wholesale price. This includes any import duty charges, taxes and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United Sates or from the United States to Canada. Volume discounts are also offered to certain higher volume customers.

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General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2014 were $636,900 compared to $153,100 for the year ended December 31, 2013. The increase was the result of increased professional fees and transaction costs related to the process of completing the Definitive Share Exchange Agreement discussed previously. Our gain on foreign currency transactions increased by $32,075 during 2014 from a loss of $804 to a gain of $31,271. Foreign currency losses were caused by the weakening of the Canadian Dollar compared to the United States Dollar, as a significant portion of revenues and asset balances are denominated in Canadian Dollars. TruXmart's inventory is purchased in United States Dollars and therefore, there are no foreign exchange fluctuations arising from US-source revenues. However, it is advantageous to TruXmart when the Canadian Dollar is "at par" or stronger than the United States Dollar, which it was for parts of 2013, as the Canadian funds collected from Canadian-source sales have better purchasing ability when converted to US Dollars. Our office and general expense decreased by $4,700, from $52,400 to $47,700. The decrease is a result of reduced expenses with respect to computer and insurance expenses and the fact that, as the majority of TruXmart's office and general expenses are dominated in Canadian Dollars, fluctuations in the foreign exchange rate between the Canadian and United States Dollars had an advantageous result when translating these amounts into United States Dollars for financial reporting purposes. Shipping and freight increased $24,300 from $51,200 to $75,500. Freight increased because we had an increase of sales from our online retailers who request us to pay to ship, via ground courier, from our warehouse, direct to their customers home or business. Their "cost" of our product includes this shipping charge, which we then later have to pay. Sales and marketing increased $54,500 from $34,000 to $88,500. This increase is almost due exclusively to Truxmart's participation at SEMA, the largest automotive aftermarket trade show in North America during November 2014. Expenses related directly to the completion of the Definitive Share Exchange Agreement totaled $299,839 while professional fees which include accounting, legal and consulting fees increased from $1,398 for the year ended December 31, 2013 to $93,284 for the year ended December 31, 2014, most of which were incidental to the Definitive Share Exchange Agreement.

General and administrative expenses for the three months ended March 31, 2015 were $41,576 compared to $41,868 for the three months ended March 31, 2014. Our office and general expense decreased by $1,122, from $11,874 to $10,752. The decrease is a result of the fact that, as the majority of TruXmart's office and general expenses are dominated in Canadian Dollars, fluctuations in the foreign exchange rate between the Canadian and United States Dollars had an advantageous result when translating these amounts into United States Dollars for financial reporting purposes. Shipping and freight decreased by $17,442 from $18,684 to $1,242. The decrease is a result of a change in how shipping expenses have been recorded - during fiscal 2015, the majority of the Company's shipping and freight costs have been included in cost of sales. Sales and marketing increased $3,200 from $5,165 to $8,365. This increase due to increased personnel costs paid for sales services. Professional fees which include accounting, legal and consulting fees increased from $Nil for the three months ended March 31, 2014 to $13,984 for the three months ended March 31, 2015 as a result of a consulting contract entered into by the Company during May 2014. The Company also incurred repairs and maintenance expenses of $3,706 on its previous premises during the quarter ended March 31, 2015. The Company did not incur any such expenses during the quarter ended March 31, 2014.

Net Loss

Net loss for the year ended December 31, 2014 was $479,300 compared to a net loss of $36,900 for the year ended December 31, 2013 despite an increase in gross profit from $118,600 in fiscal 2013 to $157,600 in fiscal 2014. The increase in the net loss was due to increased General and Administrative Expenses as discussed above.

Net loss for the three months ended March 31, 2015 was $25,686 compared to a net income of $15,520 for the three months ended March 31, 2014. The decrease in the net income was due to reduced sales as discussed above.

Liquidity and Capital Resources

Cash Flow Activities

Cash increased from $17,500 at December 31, 2013 to $155,735 at December 31, 2014. This increase was primarily the result of proceeds from share subscriptions received during the month of December 2014. Accounts receivable decreased by $3,800 from $30,200 at December 31, 2013 to $26,400 at December 31, 2014. Inventory decreased by $66,200 from $155,000 at December 31, 2013 to $88,800 at December 31, 2014 largely as a result of the timing of inventory purchases in transit at December 31, 2013. Accounts payable increased by $126,500 from $160,000at December 31, 2013 to $286,500 at December 31, 2014. The increase in payables is related to unpaid costs of the Definitive Share Exchange Agreement, which was executed on December 16, 2014.

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Cash increased from $155,735 at December 31, 2014 to $349,809 at March 31, 2015. This increase was primarily the result of proceeds from share subscriptions received during the three months ended March 31, 2015 of $279,800. Accounts receivable decreased by $1,938 from $19,002 at December 31, 2014 to $17,064 at March 31, 2015. Inventory increased by $83,777 from $88,766 at December 31, 2014 to $172,543 at March 31, 2015 largely as a result of the timing of the receipt of inventory shipments. Accounts payable and accrued liabilities increased by $30,534 from $287,353 at December 31, 2014 to $317,887 at March 31, 2015. The increase in payables is related to transaction costs incurred during the fiscal year ended December 31, 2014.

Financing Activities

During 2013 and most of 2014 TruXmart funded working capital requirements principally through cash flows from operations and stockholder loans when required. Upon completion of the Definitive Share Exchange Agreement, the Company was able to raise capital through private placements of shares of the Company's common stock. During December 2014, the Company received subscriptions for 2,775,360 shares of its common stock for proceeds of $383,000.

During the first three months of 2014, TruXmart funded working capital requirements principally through cash flows from operations and stockholder loans when required. The Company has been able to raise capital through private placements of shares of the Company's common stock. During the three months ended March 31, 2015, the Company received subscriptions for 2,027,537 shares of its common stock for proceeds of $279,800. Subsequent to March 31, 2015, the Company received subscriptions for 18,630,000 shares of its common stock for proceeds of $167,880, which included 17,880,000 shares sold at a discount price of $.001 per share because of additional services and arrangements provided by the Consultants.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 3 to our financial statements as included in this annual report. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

DESCRIPTION OF PROPERTY

The Company's headquarters are located 8820 Jane Street, Vaughan, Ontario, Canada L4K 2M9. Our telephone number is (888) 554-8789. Management believes that our current leased property will be sufficient for its current and immediately foreseeable administrative needs.

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LEGAL PROCEEDINGS

As of June 1, 2015, we were not a party to any legal proceedings that could have a material adverse effect on the Company's business, financial condition or operating results. Further, to the Company's knowledge, no such proceedings have been threatened against the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Corporate Governance.

The company has two officers, Steven Rossi, President, Chief Executive Officer and Secretary, and Steve Raivio, Chief Operating Officer. Each officer of the Company works full-time for the Company, dedicating forty hours per week each on an ongoing basis. Both are compensated accordingly. The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background as of the date of this filing:

Name:	Position:	Age:

Steven Rossi	President and Chief Executive Officer, Secretary and Director	29
Steve Raivio	Chief Operating Officer and Director	45
Lorenzo Rossi	Director	58

Steven Rossi, age 29, born 1985, is the Chairman, President and, and prior to gaining control of the Company was sole shareholder of Truxmart. He became the President/Chief Executive Officer, Secretary and sole director of FNHI on November 24, 2014. Prior to the acquisition of TruXmart's control block of shares on November 7, 2014, Mr. Rossi had no relationship with the Company.

Mr. Rossi founded Truxmart to build on his history developing companies in the automotive business over the past 10 years. Since Truxmart's inception, Mr. Rossi has developed and engineered multiple types of truck bed covers and systems encompassing the Truxmart product line. Mr. Rossi and Truxmart also hold one granted patent and two provisional patents on the products that have been developed.

Prior to founding Truxmart in 2011, Mr. Rossi studied at the University of Toronto, majoring in Life Sciences from 2004 to 2006 (degree incomplete). While studying at the University of Toronto, he founded an auto and parts recycling business (opened in March 2005). During the successful growth, management and operation of his auto parts and recycling business, Mr. Rossi acquired valuable hands-on skills and knowledge pertaining to the automotive industry and underlying automotive aftermarket. Since becoming an entrepreneur at the age of 18, he has accumulated more than eleven years of business experience, ranging from accounting, human resources, marketing, product patenting, advertising, budget-ing, as well as customer service and new product design, engineering and development.

Prior to founding Truxmart in 2011, Mr. Rossi founded an auto and parts recycling business. Currently, he is an absentee owner of his auto parts and recycling business, devoting all of his focus and attention towards the full development and growth of TruXmart. , utilizing all of his experiences as an entrepreneur and inventor.

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Steven Raivio

Mr. Raivio attended Mount Royal College from 1988 to 1989 and Southern Alberta Institute of Technology from 1990 to 1992. He was a General Manager at Video Kingdom from 1990 to 1995 and was involved in the Company's growth from two to 27 stores. He was a manager at Mission Plastics from 1995 to 1997. He began his experience in the motor vehicle market in 1997 as a general manager for Focus Auto Design until 2002 He worked on the development of systems and procedures leading to such company receiving ISO 9001 registration. Then Mr. Raivio served as a business development manager for Willpak Industries from 2002 to 2003 where he exhibited at SEMA and developed Kia Canada and an OEM customer. He also served as a general manager at TGF Bumper & Fender from 2004 through 2010 where he developed the setup and logistics for that company's product importation from Taiwan.

Lorenzo Rossi

Lorenzo Rossi received his Master of Education in 1995 from the University of Toronto and a Bachelor of Arts degree from Laurentian University in 1977. Since 1980, Mr. Rossi has served as an Executive Director with Neotel, a biometric company traded on the TSX and he was the developer of the Biometric Kinesiography introduced to several high security companies. Mr. Rossi is also a former School Trustee and served as the Chairman of the Finance Committee for the York Catholic District School Board overseeing a budget of 300 million dollars. He has over 20 years' management experience in HR with the Toronto Catholic District School Board. Mr. Rossi has over 25 years' management experience in tech-nology, including programming, networking and computer hardware. He was also the founder of the very first E-learning Academy licensed provincially by the Ontario Ministry of Education. Mr. Rossi is fluent in both official languages. He is a Con. Ed. High School Principal and Computer Science Dept. head. Lorenzo Rossi is the father of Steven Rossi.

Penalties or Sanctions

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, nor any personal holding company of any such person has, within the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Employment Agreements

We currently do not have employment agreements with any our directors and executive officers.

Term of Office

All directors hold office for a one (1) year period, as dictated at the annual meeting, held December 9, 2014 and have been duly elected and qualified. Directors will be elected at the annual meetings to serve for one-year terms. The Company does not know of any agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors of FNHI or any of its subsidiaries or any committee thereof. Any non-employee director of FNHI or its subsidiaries is reimbursed for expenses incurred for attendance at meetings of the Board of Directors and any committee of the Board of Directors, although no such committee has been established. Each executive officer of FNHI is appointed by and serves at the discretion of the Board of Directors.

None of the officers or directors of FNHI is currently an officer or director of a company required to file reports with the Securities and Exchange Commission, other than FNHI.

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Family Relationships

Lorenzo Rossi is the father of Steven Rossi. Other than that, there are no family relationships among our directors and/or officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director independence

Currently, the majority of the board of FNHI is not considered "independent" board members.

Board meetings and committees; annual meeting attendance

In 2014 the Board of Directors held no meetings.

Arnold Boisdrenghien resigned as a Director of the Company effective as of November 17, 2014. Mr. Boisdrenghien confirmed that he had no disagreement with the Company.

Shareholder communications

The Company does not have a process for security holders to send communications to the board of directors due to the fact that our securities are not traded on a stock exchange.

Board Leadership structure and role in risk oversight

Mr. Steven Rossi, who is the Company's President and Chief Executive Officer, Secretary and Chairman of the Board of Directors, leads the current board of directors of the Company. Board leadership follows the guidelines in COSO's Enterprise Risk Management – Integrated Framework model for is risk oversight assessments.

Committees of the Board of Directors

Currently, we do not have any committees of the Board of Directors.

Director and Executive Compensation

No compensation has been paid and no stock options granted to any of our officers or directors in the last three fiscal years.

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Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Equity Incentive Plan

We have not adopted an equity incentive plan. On June 30, 2015, 500,000 shares of our common stock were issued to Steven Raivio, an officer and director of the Company, pursuant to the plan. No other equity was issued to any of our officers or directors pursuant to the plan.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Code of Ethics

We have not adopted a Code of Ethics but expect to adopt a Code of Ethics in 2015 and will post such code to our website.

Indemnification of Executive Officers and Directors

The Nevada Revised Statutes permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our directors and officers in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Accordingly, we concluded that our disclosure controls and procedures were effective as of September 30, 2011.

37

Management's Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Principal Accounting Officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The framework our management uses to evaluate the effectiveness of our internal control over financial reporting is based on the guidance provided by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in its 1992 report: INTERNAL CONTROL - INTEGRATED FRAMEWORK. Based on our evaluation under the framework described above, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2014 due to the same material weaknesses that rendered our disclosure controls and procedures ineffective. The Company's internal control over financial reporting is not effective due to a lack of sufficient resources to hire a support staff in order to separate duties between different individuals. The Company lacks the appropriate personnel to handle all the varying recording and reporting tasks on a timely basis. The Company plans to address these material weaknesses as resources become available by hiring additional professional staff, such as a Chief Financial Officer, as funding becomes available, outsourcing certain aspects of the recording and reporting functions, and separating responsibilities. Wehave identified the following materialweak-nesses.

1.	As of March 31, 2015, we did not maintain effective controls over the control environment. Specifically, we have not developed and effectively communicated to our employees the accounting policies and procedures. This has resulted in inconsistent practices. Further, the Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.	As of March 31, 2015, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2014, based on the criteria established in "INTERNAL CONTROL-INTEGRATED FRAMEWORK" issued by the COSO.

Change In Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management's report in this annual report.

38

EXECUTIVE COMPENSATION

Mr. Steven Rossi became the sole officer of FNHI after the closing of the acquisition, namely November 7, 2014. The following table sets forth the compensation earned during the years ended December 31, 2014 and 2013 and paid by TruXmart officers who became officers of the Company, respectively on November 7 and December 9, 2014:

		Annual Compensation				Long Term Compensation Awards Securities	All Other
Name and Principal Position		Salary ($)			Bonus ($)	Options	Compensation	Total

Steven Rossi, President	2014		$0	**	$0	$0
	2013		$0	**	$-	$0
	2012		$0	**	$0	$0
	2011		$0	**	$0	$0

Steven Raivio, COO	2014	$			$0	$0
	2013		$19,961		$0
	2012		$20,479		$0	$0
	2011		$4,504		$0	$0

______________

** Mr. Rossi received no compensation from TruXmart but contributed services with a fair market value of $34,265 in the nine months of 2014; $32,400 in 2013; $50,200 in 2012 and $50,600 in 2011.

Outstanding Equity Awards At Fiscal year-End

The Company has not issued any equity awards during fiscal years 2014, 2013, and 2012.

Director and Executive Compensation

No compensation has been paid and no stock options granted to any of our officers or directors in the last three fiscal years, other than as paid by Truxmart.

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Equity Incentive Plan

We adopted an equity incentive plan on June 5, 2015 (the "Plan"). The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The Plan is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock. The Board will administer the Plan. On June 30, 2015, 500,000 shares of our common stock were issued to Steven Raivio under the Plan. No other stock options or similar instruments have been granted to any of our officers or directors pursuant to the Plan.

39

Director's Compensation

The following table sets forth the Company's fees and compensation paid or earned by directors for the fiscal years 2014, 2013 and 2012.

DIRECTORS COMPENSATION

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Plan Compensation	All Other Compensation(3)	Total

Steven Rossi(1)	2014	$-	$-	$-	$-	$-	$-	$-	$-
	2013	$-	$-	$-	$-	$-	$-	$-	$-
	2012	$-	$-	$-	$-	$-	$-	$-	$-

Steven Raivio(2)	2014	$-	$-	$-	$-	$-	$-	$-	$-
	2013	$-	$-	$-	$-	$-	$-	$-	$-
	2012	$-	$-	$-	$-	$-	$-	$-	$-

Lorenzo Rossi(3)	2014	$-	$-	$-	$-	$-	$-	$-	$-
	2013	$-	$-	$-	$-	$-	$-	$-	$-
	2012	$-	$-	$-	$-	$-	$-	$-	$-

_____________

(1)	Appointed as an officer and director effective November 7, 2014.
(2)	Appointed as an officer and director effective December 9, 2014.
(3)	Appointed as a director effective December 9, 2014.

The Board of Directors has received no compensation for their roles on the Board. They have not earned fees, stock awards, option awards, or non-equity incentive plan compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS.

Beneficial Ownership of more than 5% of any class of FNHI's voting securities.

As of July 21, 2015, the Company had 66,785,082 shares of its common stock issued and outstanding. The following table sets forth the beneficial ownership of the Company's common stock as of July 21, 2015 by each person who is known to have beneficial ownership of more than 5% of any class of FNHI's voting securities:

Name and Address of Beneficial Owner(1)	Number of Shares Owned Percentage of Ownership

Steven Rossi
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	40,000,000	59.89%

Steven Raivio
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	500,000	0.74%

Lorenzo Rossi
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	0	0.0%

All Officers and Directors as a Group	40,500,000	60.64%

40

Security Ownership of Certain Beneficial Owners

As of July 21, 2015, the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who is not listed in the above referenced table.

Change in Control Arrangements

As of July 21, 2015, there are no arrangements that would result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Particular Transactions

Steven Rossi is the owner of U.S. Patent #8,814,249 filed on October 26, 2012 and issued on May 1, 2014. TruXmart paid $7,718 in patent filing expenses. TruXmart licenses this patent from Mr. Rossi.

TruXmart recorded the fair value of services rendered and contributed to the Company in the amount of $48,548 for the year ended 12/31/2013and $50,219 for the year ended 12/31/2012 and $34,265 for the nine months ended September 30, 2014. In addition, TruXmart applied $16,146 of the $48,548 in 2013 and $20,471 of the $34,265 for the nine months ended September 30, 2014 to the shareholder loan account.

Controlling Persons

The Company is not aware of any agreements or understandings by a person or group of persons that could be construed as a controlling person.

Director Independence

Our board of directors consists of Messrs. Rossi, Raivio, and Rossi. The board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships set forth in this prospectus under the heading "Certain Related Person Transactions). After review of the Directors by the Board, and specifically by the Chairman of the Board, it has been determined that no board members are considered independent. The Company uses the term "independent" as described by NASDAQ.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable, and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. Holders of our common stock are entitled to receive such dividends as our Board may declare from time to time from any surplus that we may have. We have not paid dividends on our common stock since the date of our incorporation and we do not anticipate paying any common stock dividends in the foreseeable future. We anticipate that any earnings will be retained for development and expansion of our businesses and we do not anticipate paying any cash dividends in the foreseeable future. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board and will be subject to limitations imposed under Nevada law.

Preferred Stock

The Company is not authorized to issue shares of preferred stock. None have been issued.

41

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the symbol "FNHI."

The table below sets forth the high and low closing prices of the Company's Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	2015 Price Range		2014 Price Range		2013 Price Range
	High	Low	High	Low	High	Low

First Quarter	1.35	0.45	1.05	0.56	0.65	0.65
Second Quarter	0.45	0.26	1.25	1.05	0.66	0.65
Third Quarter	0.26	0.26	3.00	1.25	0.66	0.66
Fourth Quarter	n/a	n/a	2.50	1.35	0.66	0.56

The closing sales price of the Company's common stock as reported on July 13, 2015, was $0.26 per share.

Holders

As of the date of this report there were approximately 100 holders of record of Company common stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in "street name."

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado. Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303) 282-4800.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no outstanding stock options. We have 10,000,000 shares authorized for issuance under the Plan.

Other Compensation Arrangements

FNHI has not secured any other compensation arrangements as of March 31, 2015.

42

Recent Sales of Unregistered Securities

During the year ended December 31, 2014, the Company completed the following unregistered sales of equity securities, each pursuant to a share issuance agreement, dated December 30, 2014, all pursuant to Rule 506(b) of Regulation D:

1.	Dean Bellefleur purchased 181,159 shares for $25,000.
2.	Peter Doyle purchased 181,159 shares for $25,000.
3.	Jason Falk purchased 181,159 shares for $25,000.
4.	Geoff Lindup purchased 181,159 shares for $25,000.
5.	Louk Jergens purchased 181,159 shares for $25,000.
6.	James Fuchs purchased 181,159 shares for $25,000.
7.	Michael John purchased 181,159 shares for $25,000.
8.	Donna Eveleigh purchased 181,159 shares for $25,000.
9	Wright Financial Management purchased 72,464 shares for $10,000.
10.	Mary Scarfo purchased 72,464 shares for $10,000.
11.	Steven Cabral purchased 144,928 shares for $20,000.
12.	Marco Monardo purchased 181,159 shares for $25,000.
13.	Rosetta Monardo purchased 72,464 shares for $10,000.
14.	Andrzej Boczkowski purchased 144,928 shares for $20,000.
15.	Cameron McRae purchased 181,159 shares for $25,000.
16.	George Likourezos purchased 57,971 shares for $8,000.
17.	Michael Leblanc purchased 108,696 shares for $15,000
18.	Duncan Smith purchased 362,319 shares for $50,000, which shares were issued on May 22, 2015.

Each sale above was at a price per share of $.138.

During the three months ended March 31, 2015, the Company completed the following unregistered sales of equity securities, each pursuant to a subscription agreement, dated February 10, 2015, all pursuant to Rule 506(b) of Regulation D:

1.	Luigi Ruffolo purchased 100,000 shares for $13,800.
2.	Santerra Asset Management and Development, Inc. purchased 108,696 shares for $15,000.
3.	Jospeh Panetta purchased 108,696 shares for $15,000.
4.	Donal Bayer purchased 362,319 shares for $50,000, which shares were issued on May 22, 2015.
5.	Sonia Platnick purchased 724,638 shares for $100,000, which shares were issued on May 22, 2015.
6.	Robert Oliva purchased 362,319 shares for $50,000, which shares were issued on May 22, 2015.
7.	Nadia Milton purchased 7,247 shares for $1,000.
8.	Rocco Pannese purchased 36,232 shares for $5,000.
9.	Bettie DiFeo purchased 36,232 shares for $5,000.
10.	Nello Cappabocia purchased 36,232 shares for $5,000.
11.	Elisa Urbano purchased 72,462 shares for $10,000.
12.	Michael Zanini purchased 36,232 shares for $5,000.
13.	Christian Mancini purchased 36,232 shares for $5,000.

43

Each sale above was at a price per share of $.138.

Following the three months ended March 31, 2015, the Company completed the following unregistered sale of equity securities pursuant to subscription agreements, dated June 5, 2015, pursuant to Rule 506(b) of Regulation D:

1.	Sonia Platnick purchased 500,000 shares for $100,000 at $.20 per share.
2.	New Hampton Investments LLC purchased 250,000 shares for $50,000 at $.20 per share.

Following the three months ended March 31, 2015, the Company completed the following unregistered sale of equity securities pursuant to subscription agreements, each dated during June, 2015, pursuant to Rule 506(b) of Regulation D:

1.	Gordon Christopher Hall purchased 95,000 shares at $.001 per share.
2.	Peter Holmes purchased 95,000 shares at $.001 per share.
3.	Sonia Platnick purchased 1,000,000 shares at $.001 per share.
4.	Luigi Ruffolo purchased 500,000 shares at $.001 per share.
5.	Alexander Marchese purchased 500,000 shares at $.001 per share.
6.	Swave Studios Inc. purchased 190,000 shares at $.001 per share.
7.	1369781 purchased 3,300,000 shares at $.001 per share.*
8.	2224342 purchased 3,200,000 shares at $.001 per share.*
9.	Marchese purchased 3,100,000 shares at $.001 per share.*
10.	JAAM purchased 3,000,000 shares at $.001 per share.*
11.	1901941 Ontario Corp. purchased 2,900,000 shares at $.001 per share.#

__________

* Issued in conjunction with the 1369781 Agreement, the 2224342 Agreement, the Marchese Agreement, and the JAAM Agreement.

# Issued in conjunction with a Services Agreement, by and between 1901941 Ontario Corp. and the Company, dated June 15, 2015.

Penny Stock Considerations

Our common stock will be deemed to be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

44

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of the Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

Common Stock Currently Outstanding

As of July 21, 2015, all of our currently outstanding shares consist of 66,785,082 shares of common stock.

Reports to Stockholders

We have filed all necessary periodic reports, and other information with the SEC. We have provided annual reports to our stockholders containing audited financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The following disclosure is with respect to not only the Company, but also with respect to the Company's subsidiary entity.

Current and Prior Auditor:

On December 9, 2014, as a result of the acquisition of FNHI by TruXmart, the Company dismissed B.F. Borgers, CPA, PC, as the independent auditor of FNHI effective immediately after the filing of the September 30, 2014 final stand-alone Form 10-K.

Newly Appointed Auditor:

On December 9, 2014, the Company's board of directors approved the engagement of the firm of HJ & Associates, L.L.C. as the Company's independent auditors effective December 16, 2014. Such appointment was accepted by such firm.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of the Nevada Revised Statutes, contain provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in or not opposed to the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

45

EXPERTS

Financial Auditors

Our most current audited consolidated financial statements for the period ending December 31, 2014 from inception are included in this prospectus have been so included in reliance on the reports of HJ & Associates, LLC, Salt Lake City, Utah, independent public accountants, given on this firm's authority as experts in auditing and accounting.

Legal Counsel Providing Legal Opinion

The validity of the issuance of the shares of common stock will be passed upon for the company by Matthew McMurdo, Esq. Counsel has additionally consented to his opinion being included as an exhibit to this filing. Additionally, counsel has consented to being named in the prospectus.

The legal counsel that passed their opinion on the legality of these securities is:

Matthew McMurdo, Esq.

28 West 44th Street, 16th Floor

New York, NY 10036

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number _________) under the Securities Act of 1933 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC are available at the SEC's website.

We make available to our stockholders annual reports (on Form 10-K) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Franchise Holdings International, Inc.

8820 Jane Street

Vaughan, Ontario, Canada L4K 2M9, Telephone: (888) 554-8789

46

Financial Statements

INDEX TO THE COMPANY'S FINANCIAL STATEMENT SCHEDULES

For the Years Ended December 31, 2014 and 2013

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Franchise Holdings International, Inc.

Vaughan, Ontario, Canada

We have audited the accompanying consolidated balance sheets of Franchise Holdings International, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive loss and deficit, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franchise Holdings International, Inc. as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

April 13, 2015

F-2

Franchise Holdings International, Inc.

Balance Sheets as at December 31, 2014 and 2013

Assets

Current Assets
Cash and cash equivalents	$155,735	$17,517
Accounts receivable	26,394	30,233
Inventory (note 4)	88,766	155,005
Prepaid expenses and deposits	6,102	1,520

Total Current Assets	276,997	204,275

Capital Assets	-	229

Intangible Assets, Net (note 5)	7,589	7,718

Total Assets	$284,586	$212,222

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$286,467	$159,900
Income taxes payable (note 9)	5,551	6,316

Total Current Liabilities	292,018	166,216

Shareholder's Equity (Deficit)

Share Capital (note 6)	284	-

Capital Surplus (note 8)	140,850	133,193

Cumulative Translation Adjustment	28,842	(2,429)

Share Subscriptions Payable (note 6)	386,770	79

Accumulated Deficit	(564,178)	(84,837)

Total Shareholder's Equity (Deficit)	(7,432)	46,006

Total Liabilities and Shareholder's Equity (Deficit)	$284,586	$212,222

The accompanying notes form an integral part of these financial statements.

F-3

Franchise Holdings International, Inc.

Statements of Operations, Comprehensive Loss and Deficit

For the years ended December 31, 2014 and 2013

Sales	$593,004	$465,812

Cost of Goods Sold	435,401	347,749

Gross Profit	157,603	118,063

Expenses

Amortization of capital assets	157	209
Amortization of intangible assets	129	-
Bank charges and interest	3,736	2,671
Loss on disposal of capital assets	72	-
Loss (gain) on foreign exchange	8,147	(5,852)
Office and general	47,687	52,395
Professional fees	93,284	1,398
Product development	4,932	659
Rent and utilities	15,019	16,325
Shipping and freight	75,474	51,243
Sales and marketing	88,468	34,023
Transaction costs	299,839	-

	636,944	153,071

Loss before Income Taxes	(479,341)	(35,008)

Provision for Income Taxes	-	1,927

Net Loss for the year	(479,341)	(36,935)

Other Comprehensive Income (Loss)
Currency translation adjustment	31,271	(804)

Comprehensive Loss for the year	$(448,070)	$(37,739)

The accompanying notes form an integral part of these financial statements.

F-4

Franchise Holdings International, Inc.

Statements of Shareholders' Equity

For the years ended December 31, 2014 and 2013

	Number of Common Shares	Issued Capital	Capital Surplus	Cumulative Translation Adjustment	Share Subscriptions Payable	Retained Earnings (Deficit)	Total Equity

Balance at January 1, 2013	100	$-	$100,791	$(1,625)	$79	$(47,902)	$51,343

Fair value of services rendered by shareholder	-	-	32,402	-	-	-	32,402

Net loss for the year	-	-	-	-	-	(36,935)	(36,935)

Other comprehensive loss for the year	-	-	-	(804)	-	-	(804)

Balance at December 31, 2013	100	-	133,193	(2,429)	79	(84,837)	46,006

Issuance of common shares as settlement of debt	4,691	-	595	-	3,691	-	4,286

Effects of Reverse Takeover Transaction (note 1)	2,836,073	284	(7,248)	-	-	-	(6,964)

Subscription proceeds for shares yet to be issued	-	-	-	-	383,000	-	383,000

Fair value of services rendered by shareholder	-	-	14,310	-	-	-	14,310

Net loss for the year	-	-	-	-	-	(479,341)	(479,341)

Other comprehensive loss for the year	-	-	-	31,271	-	-	31,271

Balance at December 31, 2014	2,840,864	$284	$140,850	$28,842	$386,770	$(564,178)	$(7,432)

The accompanying notes form an integral part of these financial statements.

F-5

Franchise Holdings International, Inc.

Statements of Cash Flows

For the years ended December 31, 2014 and 2013

Operating Activities

Net Loss for the year	$(479,341)	$(36,935)

Items not involving cash flows from operating activities:
Transaction costs	299,839	-
Items not involving cash:
Amortization of capital assets	157	209
Amortization of intangible assets	129	-
Loss on disposal of capital assets	72	-
Fair value of services rendered by shareholder	45,269	48,548
	(133,875)	11,822

Net changes in non-cash working capital:

Decrease (increase) in accounts receivable	3,839	18,756
Decrease (increase) in inventory	66,239	(41,783)
Decrease (increase) in prepaid expenses	(4,582)	(1,039)
Increase (decrease) in income taxes payable	(765)	1,559
Increase (decrease) in accounts payable and accrued liabilities	37,498	57,457
	102,229	34,950

Cash provided by (used in) operating activities	(31,646)	46,772

Investing Activities

Cash received upon completion of Reverse Acquisition
Transaction	1,552	-
Transaction costs	(215,000)	-
Intangible assets	-	(1,942)
Cash used in investing activities	(213,448)	(1,942)

Financing Activities

Share subscriptions payable	383,000	-
Payments to related parties	(37,231)	(35,814)
Proceeds from related parties	6,272	628
Cash provided by (used in) financing activities	352,041	(35,186)

Effects of Foreign Currency Translation	31,271	(804)

Change in cash	138,218	8,840

Cash and cash equivalents – beginning of year	17,517	8,677

Cash and cash equivalents – end of year	$155,735	$17,517

The accompanying notes form an integral part of these financial statements.

F-6

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

1.      Nature of Operations and Reverse Acquisition Transaction

Franchise Holdings International, Inc. (the "Company") was incorporated in the State of Nevada on April 2, 2003. FSGI Corporation was incorporated in the State of Florida on May 15, 1997, and in a reorganization on December 21, 1998 with another corporation named The Martial Arts Network On–Line, Inc. (originally incorporated in Florida on May 23, 1996) changed its name to TMAN Global.Com, Inc. Franchise Holdings International, Inc. and TMAN Global.Com, Inc. consummated a merger on April 30, 2003 whereby Franchise Holdings International, Inc. exchanged 1 common share for all the 90,861 outstanding common shares of TMAN Global.Com, Inc. The purpose of the transaction was a change of domicile. Pursuant to the merger terms, Franchise Holdings International, Inc. was the surviving corporation and TMAN Global.Com, Inc. ceased to exist.

During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the "Reverse Acquisition") with TruXmart Ltd. ("TruXmart") a company located at 8820 Jane Street, Vaughan, Ontario, Canada L4K 2M9. TruXmart designs and distributes truck tonneau covers in Canada and the United States. Prior to the completion of the Reverse Acquisition, TruXmart owned 2,300,000 shares of the Company, representing an 80.96% ownership stake in the Company. Pursuant to the Reverse Acquisition, the sole shareholder of TruXmart acquired the 2,300,000 shares from TruXmart and an additional 37,700,000 shares of the Company from the Company in exchange for all 4,791 Class A common shares of TruXmart. Following completion of the Reverse Acquisition, the former sole shareholder of TruXmart will own 40,000,000 of the 40,540,864 issued and outstanding shares of the Company, as of December 31, 2014, which would have represented a 98.67% ownership stake in the Company. As at December 31, 2014, the Company had yet to issue the 37,700,000 shares of its common stock as the Company is in the process of increasing its authorized share capital to allow it to issue such number of shares. To account for the effects of the Reverse Acquisition, the Company has retroactively restated amounts within certain components of Shareholders' Equity (Deficit) on the balance sheet as at December 31, 2013 to reflect the share subscriptions payable and the par value of the shares of the common stock of the Company issued in connection with the Reverse Acquisition to the shares of TruXmart outstanding as at December 31, 2013.

During the year ended December 31, 2014, the Company incurred transaction costs of $299,839 which are included in the net loss and comprehensive loss for the year. As at December 31, 2014, $215,000 of the expenses have been paid in cash and the remaining $84,839 are included in accounts payable and accrued liabilities as they will be paid subsequent to December 31, 2014.

The transaction has been accounted for as a reverse acquisition, as owners and management of TruXmart have voting and operating control of the Company following completion of the Reverse Acquisition

The accompanying financial statements include the activities of Franchise Holdings International, Inc., its predecessor corporations and TruXmart.

F-7

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

2.       Basis of Presentation

a) Statement of Compliance

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") as issued by the Financial Accounting Standards Board ("FASB").

The comparative figures shown throughout these consolidated financial statements are the historical results of TruXmart. The Company has retroactively restated amounts within certain components of Shareholders' Equity (Deficit) on the balance sheet as at December 31, 2013 to account for the Reverse Acquisition as disclosed in note 1.

b) Basis of Measurement

The Company's financial statements have been prepared on the historical cost basis.

c) Functional and Presentation Currency

These financial statements are presented in United States Dollars. The functional currency of the Company is the Canadian Dollar.

d) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.       Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents includes cash on account and demand deposits with reputable financial institutions.

Inventory

Inventory is stated at the lower of cost and market, with cost being determined by the first–in, first–out (FIFO) basis. Cost includes the cost of materials plus direct labour applied to the product.

Revenue Recognition

Sales are recognized when products are shipped, with no right of return, and the title and risk of loss has passed to unaffiliated customers or when they are delivered based on the terms of the sale, there is persuasive evidence of an agreement, the price is fixed or determinable and collectibility is reasonably assured. Revenue related to shipping and handling costs billed to customers is included in net sales and the related shipping and handling costs are included in cost of products sold.

F-8

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

3.       Significant Accounting Policies (continued)

Capital Assets

Capital assets are recorded at cost and are amortized using the straight line method over the estimated useful lives:

Furniture and equipment	5 years
Computers	3 years

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more–likely–than–not the positions will be sustained upon examination by the tax authorities.

Foreign Currency Translation

Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in the statement of operations and deficit.

For the purpose of presenting financial statements in United States Dollars, the assets and liabilities are expressed in United States Dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive loss and reported as cumulative translation adjustment in shareholder's equity.

F-9

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

3.      Significant Accounting Policies (continued)

Financial Instruments

Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company's current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and shareholder loan, approximates their fair values because of the short–term maturities of these instruments.

Measurement

The Company initially measures its financial instrument at fair value, except for certain non–arm's length transactions.

The Company subsequently measures all its financial assets and financial liabilities at amortized cost, except for investments in equity instruments that are quoted in an active market, which are measured at fair value. Changes in fair value are recognized in earnings for the period in which they occur.

Financial assets measured at amortized cost include cash and cash equivalents and accounts receivable.

Financial liabilities measured at amortized cost include accounts payable and accrued liabilities, and shareholder loan.

Impairment

Financial assets measured at cost are tested for impairment when there are indicators of impairment. The amount of the write–down is recognized in earnings for the period. The previously recognized impairment loss may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in earnings for the period.

Transaction costs

The entity recognizes its transaction costs in net income in the period incurred. However, financial instruments that will not be subsequently measure at fair value are adjusted by the transaction costs that are directly attributable to their origination, issuance or assumption.

Impairment of Long–Lived Assets

A long–lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying value amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long–lived assets exceeds its fair value.

F-10

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

3.      Significant Accounting Policies (continued)

Related Party Transactions

All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

Intangible Assets

The useful life of intangible assets is assessed as either finite or indefinite. Following the initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

Intangible assets with finite useful lives are carried at cost less accumulated amortization. Amortization is calculated using the straight line method over the estimated useful lives.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. If impairment indicators are present, these assets are subject to an impairment review. Any loss resulting from impairment of intangible assets is expensed in the period the impairment is identified.

Recent Accounting Pronouncements

The Company has considered recent accounting pronouncements during the preparation of these financial statements and does not expect any recent accounting pronouncements to have a material effect on its financial statements.

4.      Inventory

Inventory is comprised of:

	2014	2013

Finished goods	$79,527	$151,805
Promotional items	6,023	1,168
Raw materials	3,216	2,032

	$88,766	$155,005

F-11

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

5.      Intangible Assets

Intangible assets consist of costs incurred to establish the TruXmart Tri–Fold and Smart Fold patent technology. The patent was issued August 26, 2014. The patent will be amortized on a straight–line basis over its useful life of 25 years.

	2014
	Cost	Accumulated Amortization	Net	2013 Net

Patent	$7,718	$129	$7,589	$7,718

6.      Share Capital

The Company is authorized to issue 20,000,000 shares of its common stock with a par value of $0.0001. All shares are ranked equally with regards to the Company's residual assets.

During the year ended December 31, 2014, the Company received subscriptions for 2,775,360 shares of its common stock for proceeds of $383,000. As at December 31, 2014, the shares had yet to be issued and the full amount of the proceeds has been included in share subscriptions payable. Subsequent to the year ended December 31, 2014, the Company had issued 2,413,041 of the common shares.

As at December 31, 2014, the Company's net loss per weighted average number of shares outstanding is as follows:

	2014	2013

Net loss for the year	$(479,341)	$(36,935)

Weighted average number of shares (basic and diluted)	125,801	100

Loss per weighted average share (basic and diluted)	$(4)	$(369)

7.      Related Party Transactions

During the year ended December 31, 2014, the Company recorded office and general expenses of $45,269 (2013 – $48,548) related to the fair market value of services rendered to the Company by its shareholder. Of this amount, $14,310 (2013 – $32,402) was charged to capital surplus and $30,959 (2013 – $16,146) was charged to the shareholder loan account.

8.      Capital Surplus

Balance – December 31, 2012	$100,791
Fair value of services rendered by shareholder	32,402

Balance – December 31, 2013	133,193
Issuance of common shares as settlement of debt	595
Effects of the Reverse Acquisition Transaction	(7,248)
Fair value of services rendered by shareholder	14,310

Balance – December 31, 2014	$140,850

F-12

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

9.      Income Taxes

The income tax expense is reconciled per the schedule below:

	2014	2013

Net loss before income taxes	$(479,341)	$(35,008)

Fair value of services rendered by shareholder	45,269	48,548
Capital assets	(72)	55
Non–deductible portion of meals and entertainment	17	27
Transaction costs	233,738	-
Other adjustments	-	(1,190)
Adjusted net income (loss) for tax purposes	(200,389)	12,432

Statutory rate	23.61%	15.50%

	(47,306)	1,927
Valuation allowance	47,306	-
Provision for (recovery of) income taxes	$-	$1,927

b) Deferred Income Tax Assets

The tax effects of temporary differences that give rise to the deferred income tax assets at December 31, 2014 and 2013 are as follows:

	2014	2013

Non-capital loss carry forwards	$47,312	$-
Transaction costs	45,597	-
	92,909	-
Deferred tax assets not recognized	(92,909)	-

Net expected deferred income tax recovery	$-	$-

10.    Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred bad debt expense of $Nil during the year ended December 31, 2014 (2013 – $Nil).

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

As at December 31, 2014, cash includes 24,706 Canadian Dollars, accounts receivable includes 11,721 Canadian Dollars, accounts payable and accrued expenses include 223,340 Canadian Dollars and income taxes payable includes 6,439 Canadian Dollars.

F-13

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

10.    Financial Instruments(continued)

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due. Subsequent to December 31, 2014, the Company received subscriptions for 2,027,535 shares of the Company's common stock for proceeds of $279,800.

Interest Rate Risk

The Company is not exposed to significant interest rate risk due to the short–term maturity of its monetary current assets and current liabilities.

Concentration of Supplier Risk

The Company purchases all of its inventory from one supplier source in Asia. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

Concentration of Customer Risk

The following table includes the percentage of the Company's sales to significant customers for the fiscal years ended December 31, 2014 and 2013. A customer is considered to be significant if they account for greater than 10% of the Company's annual sales.

	2014	2013

Customer A	-	25.6%
Customer B	24.6%	24.2%
Customer C	47.3%	15.8%

	71.9%	65.6%

The loss of any of these key customers could have an adverse effect on the Company's business.

F-14

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

11.    Commitments

a) During the year ended December 31, 2014, the Company entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company's shareholder (the "Licensor"). The License Agreement allows the Company to manufacture or sub–license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last–to–expire patent or last–to–be–abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default ("Notice of Default") to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice ("Notice of Termination") to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

b) During the year ended December 31, 2014, the Company entered into an agreement (the "Advisory Agreement") for the provision of corporate advisory services including, but not limited to, the completion of a Going Public Transaction. Pursuant to the Advisory Agreement, the Company will pay a monthly fee of 5,000 Canadian Dollars (the "Advisory Fee") until May 1, 2016 unless the Advisory Agreement is extended by mutual agreement of the parties. Payment of the Advisory Fee will be deferred until such time as a Going Public Transaction is completed and the Company raises not less than 400,000 Canadian Dollars in its sales of stock and/ or other securities. The Advisory Agreement can be terminated for any reason by either party with ninety days written notice submitted by the party requesting the cancellation. In the event that the cancellation is for cause, the notification period can be reduced to thirty days subject to certain procedural requirements as defined in the Advisory Agreement.

12.    Evaluation of Subsequent Events

Subsequent to December 31, 2014, the Company:

a) Received subscriptions for 2,027,535 shares of the Company's common stock for proceeds of $279,800. As of the date of these financial statements, the Company had issued 578,261 of the common shares.

F-15

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the years ended December 31, 2014 and 2013

12.    Evaluation of Subsequent Events (continued)

b) Entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company's shareholder (the "Licensor"). The License Agreement allows the Company to manufacture or sub–license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last–to–expire patent or last–to–be–abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default ("Notice of Default") to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice ("Notice of Termination") to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

b) Issued 60,000 shares of the Company's common stock pursuant to a settlement agreement with a vendor.

The Company has evaluated subsequent events through April 13, 2015, which is the date the financial statements were available to be issued.

F-16

Interim Financial Statements

Franchise Holdings International, Inc.

For the Three Months Ended March 31, 2015 and 2014

INDEX

Balance Sheets	F-18

Statements of Operations and Other Comprehensive Loss	F-19

Statements of Cash Flows	F-20

Notes to the Interim Financial Statements	F-21-F-27

F-17

Franchise Holdings International, Inc.

Balance Sheets

Assets

Current Assets
Cash and cash equivalents	$349,809	$155,735
Accounts receivable	17,064	19,002
Inventory (note 4)	172,543	88,766
Related party receivable (note 9)	7,793	8,278
Prepaid expenses and deposits	7,418	6,102
	554,627	277,883

Capital Assets (note 5)	2,017	-

Intangible Assets (note 6)	10,590	7,589

	$567,234	$285,472

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$317,887	$287,353
Income taxes payable	5,084	5,551
Shareholder loan (note 7)	3,118	-
	326,089	292,904

Shareholder's Equity

Share Capital (note 8)	557	284

Capital Surplus	516,177	140,850

Cumulative Translation Adjustment	23,305	28,842

Share Subscriptions Payable	290,970	386,770

Deficit	(589,864)	(564,178)

	241,145	(7,432)

	$567,234	$285,472

The accompanying notes form an integral part of these financial statements.

F-18

Franchise Holdings International, Inc.

Statements of Operations and Other Comprehensive Loss

For the three month periods ended March 31, 2015 and 2014

Sales	$78,176	$165,256

Cost of Goods Sold	62,286	107,868

Gross Profit	15,890	57,388

Expenses

Amortization	153	52
Bank charges and interest	710	1,450
Loss (gain) on foreign exchange	450	684
Office and general	10,752	11,874
Professional fees	13,984	-
Rent and utilities	2,214	3,959
Repairs and maintenance	3,706	-
Shipping and freight	1,242	18,684
Sales and marketing	8,365	5,165

	41,576	41,868

Income (Loss) before Income Taxes	(25,686)	15,520

Provision for Income Taxes	-	-

Net Income (Loss) for the period	(25,686)	15,520

Other Comprehensive Income (Loss)
Currency translation adjustment	(5,537)	4,804

Comprehensive Income (Loss) for the period	$(31,223)	$20,324

The accompanying notes form an integral part of these financial statements.

F-19

Franchise Holdings International, Inc.

Statements of Cash Flows

For the three month periods ended March 31, 2015 and 2014

Operating Activities

Net Income (Loss) for the period	$(25,686)	$15,520
Items not involving cash:
Amortization of capital assets	44	52
Amortization of intangible assets	109	-
Fair value of services rendered by shareholder	10,072	11,338

	(15,461)	26,910

Net changes in non–cash working capital:

Decrease (increase) in accounts receivable	1,938	(15,692)
Decrease (increase) in inventory	(83,777)	95,813
Decrease (increase) in prepaid expenses and deposits	(1,316)	166
Decrease (increase) in related party receivables	485	-
Increase (decrease) in income taxes payable	(467)	(239)
Increase (decrease) in accounts payable and accrued liabilities	83,684	(107,000)

	547	(26,952)

Cash used in operating activities	(14,914)	(42)

Investing Activities

Capital assets	(2,061)	(159)
Transaction costs	(53,150)	-
Intangible assets	(3,110)	-

Cash used in investing activities	(58,321)	(159)

Financing Activities

Share subscription proceeds	279,800	-
Payments to related parties	(6,954)	(7,293)
Proceeds from related parties	-	278

Cash provided by (used in) financing activities	272,846	(7,015)

Effects of Foreign Currency Translation	(5,537)	4,804

Change in cash	194,074	(2,412)

Cash and cash equivalents – beginning of period	155,735	17,517

Cash and cash equivalents – end of period	$349,809	$15,105

The accompanying notes form an integral part of these financial statements.

F-20

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

1.      Nature of Operations

Franchise Holdings International, Inc. (the "Company") was incorporated in the State of Nevada on April 2, 2003. FSGI Corporation was incorporated in the State of Florida on May 15, 1997, and in a reorganization on December 21, 1998 with another corporation named The Martial Arts Network On–Line, Inc. (originally incorporated in Florida on May 23, 1996) changed its name to TMAN Global.Com, Inc. Franchise Holdings International, Inc. and TMAN Global.Com, Inc. consummated a merger on April 30, 2003 whereby Franchise Holdings International, Inc. exchanged 1 common share for all the 90,861 outstanding common shares of TMAN Global.Com, Inc. The purpose of the transaction was a change of domicile. Pursuant to the merger terms, Franchise Holdings International, Inc. was the surviving corporation and TMAN Global.Com, Inc. ceased to exist.

During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the "Reverse Acquisition") with TruXmart Ltd. ("TruXmart") a company located at 1895 Clements Road, Unit 155, Pickering, Ontario, Canada. TruXmart designs and distributes truck tonneau covers in Canada and the United States. Prior to the completion of the Reverse Acquisition, TruXmart owned 2,300,000 shares of the Company, representing an 80.96% ownership stake in the Company. Pursuant to the Reverse Acquisition, the sole shareholder of TruXmart acquired the 2,300,000 shares from TruXmart and an additional 37,700,000 shares of the Company from the Company in exchange for all 4,791 Class A common shares of TruXmart. Following completion of the Reverse Acquisition, the former sole shareholder of TruXmart will own 40,000,000 of the 40,540,864 issued and outstanding shares of the Company, representing a 98.67% ownership stake in the Company. As at March 31, 2015, the Company had yet to issue the 37,700,000 shares of its common stock as the Company is in the process of increasing its authorized share capital to allow it to issue such number of shares.

During the year ended December 31, 2014, the Company incurred transaction costs of $299,839 which were included in the net loss and comprehensive loss for the year. As at December 31, 2014, $215,000 of the expenses had been paid in cash and the remaining $84,839 were included in accounts payable and accrued liabilities as they were to be paid subsequent to December 31, 2014.

The transaction has been accounted for as a reverse acquisition, as owners and management of TruXmart have voting and operating control of the Company following completion of the Reverse Acquisition

The accompanying financial statements include the activities of Franchise Holdings International, Inc., its predecessor corporations and TruXmart.

F-21

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

2.       Basis of Presentation

a) Statement of Compliance

The Company's interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") as issued by the Financial Accounting Standards Board ("FASB"). The Company's fiscal year end is December 31.

The interim consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission ("SEC") Form 10–Q. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 2014.

The interim consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company's consolidated financial position as of March 31, 2015, the results of its operations for the three months ended March 31, 2015 and 2014, and its consolidated cash flows for the three months ended March 31, 2015 and 2014. The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for future quarters or the full year ending December 31, 2015.

b) Basis of Measurement

The Company's interim financial statements have been prepared on the historical cost basis.

c) Functional and Presentation Currency

These interim financial statements are presented in United States Dollars. The functional currency of the Company is the Canadian Dollar.

d) Use of Estimates

The preparation of interim financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-22

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

3.       Significant Accounting Policies

The accounting polices used in the preparation of these interim financial statements are consistent with those of the Company's audited financial statements for the year ended December 31, 2014.

4.       Inventory

Inventory is comprised of:

	March 31, 2015	December 31, 2014

Finished goods	$163,404	$79,527
Promotional items	5,981	6,023
Raw materials	3,158	3,216

	$172,543	$88,766

5.       Capital Assets

	March 31, 2015
	Cost	Accumulated Amortization	Net	December 31, 2014 Net

Equipment	$2,061	$44	$2,017	$-

6.       Intangible Assets

Intangible assets consist of costs incurred to establish the TruXmart Tri–Fold and Smart Fold patent technology as well as costs incurred to develop the Company's website. The patent was issued August 26, 2014. The patent will be amortized on a straight–line basis over its useful life of 25 years. As the website was not yet complete as at March 31, 2015, the Company has not amortized the website during the period ended March 31, 2015.

	March 31, 2015
	Cost	Accumulated Amortization	Net	December 31, 2014 Net

Patent	$7,718	$238	$7,480	$7,589
Website	3,110	-	3,110	-

	$10,828	$238	$10,590	$7,589

7.       Shareholder Loan

During the period ended March 31, 2015, the Company received aggregate advances of $Nil (2014 – $278) and made aggregate payments of $6,954 (2014 – $7,293) with a shareholder. The advances are non–interest bearing and payable on demand.

F-23

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

8.       Share Capital

The Company is authorized to issue 20,000,000 shares of its common stock with a par value of $0.0001. All shares are ranked equally with regards to the Company's residual assets.

During the year ended December 31, 2014, the Company received subscriptions for 2,775,360 shares of its common stock for proceeds of $383,000. As at December 31, 2014, the shares had yet to be issued and the full amount of the proceeds was included in share subscriptions payable. During the three months ended March 31, 2015, the Company issued 2,413,041 of the common shares.

During the three months ended March 31, 2015, the Company received subscriptions for 2,027,536 shares of its common stock for proceeds of $279,800. During the three months ended March 31, 2015, the Company issued 308,694 of the common shares, with the remaining 1,718,842 yet to be issued, the proceeds of which are included in share subscriptions payable as at March 31, 2015. Subsequent to March 31, 2015, 329,565 of the common shares were issued.

The Company's net loss per weighted average number of shares outstanding for the three month periods ended March 31, 2015 and 2014 are as follows:

	2015	2014

Net income (loss) for the period	$(25,686)	$15,520

Weighted average number of shares (basic and diluted)	3,403,907	100

Income (Loss) per weighted average share (basic and diluted)	$-	$155

As at March 31, 2015 and December 31, 2014, the Company's authorized, issued and outstanding share capital is as follows:

	March 31, 2015	December 31, 2014

5,253,905 common shares (December 31, 2014 - 2,840,864)	$557	$284

9.       Related Party Transactions

During the period ended March 31, 2015, the Company recorded office and general expenses of $10,072 (2014 - $11,338) related to the fair market value of services rendered to the Company by its shareholder. The full amount was charged to the shareholder loan account.

During the period ended March 31, 2015, the Company incurred repairs and maintenance expenses of $3,706 related to its prior office space which is owned by an officer of the Company.

As at March 31, 2015, the Company had $7,793 (December 31, 2014 - $8,278) receivable from a related party that is a company controlled by an officer of the Company. The amounts are non–interest bearing and are repayable on demand.

F-24

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

10.     Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred bad debt expense of $Nil during the period ended March 31, 2015 (2014 - $Nil).

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

As at March 31, 2015, cash includes 25,074 Canadian Dollars (2014 - 4,379 Canadian Dollars), accounts receivable includes 14,371 Canadian Dollars (2014 - 14,613 Canadian Dollars), accounts payable and accrued expenses include 107,943 Canadian Dollars (2014 - 40,171 Canadian Dollars) and income taxes payable includes 6,439 Canadian Dollars (2014 - Nil Canadian Dollars).

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due.

Interest Rate Risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

Concentration of Supplier Risk

The Company purchases all of its inventory from one supplier source in Asia. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

F-25

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

10.    Financial Instruments (continued)

Concentration of Customer Risk

The following table includes the percentage of the Company's sales to significant customers for the three months ended March 31, 2015 and 2014. A customer is considered to be significant if they account for greater than 10% of the Company's annual sales.

	2015	2014

Customer A	48.5	57.3
Customer B	27.3	16.0

	75.8	73.3

The loss of any of these key customers could have an adverse effect on the Company's business.

11.    Commitments

a) During the year ended December 31, 2014, the Company entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company's shareholder (the "Licensor"). The License Agreement allows the Company to manufacture or sub-license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last–to–expire patent or last–to–be–abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default ("Notice of Default") to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice ("Notice of Termination") to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

F-26

Franchise Holdings International, Inc.

Notes to the Financial Statements

For the three months ended March 31, 2015 and 2014

11.    Commitments (continued)

b) During the year ended December 31, 2014, the Company entered into an agreement (the "Advisory Agreement") for the provision of corporate advisory services including, but not limited to, the completion of a Going Public Transaction. Pursuant to the Advisory Agreement, the Company will pay a monthly fee of 5,000 Canadian Dollars (the "Advisory Fee") until May 1, 2016 unless the Advisory Agreement is extended by mutual agreement of the parties. Payment of the Advisory Fee will be deferred until such time as a Going Public Transaction is completed and the Company raises not less than 400,000 Canadian Dollars in its sales of stock and/ or other securities. The Advisory Agreement can be terminated for any reason by either party with ninety days written notice submitted by the party requesting the cancellation. In the event that the cancellation is for cause, the notification period can be reduced to thirty days subject to certain procedural requirements as defined in the Advisory Agreement.

12.    Comparative Figures

Certain comparative figures have been re-classified to conform to the current period's presentation.

13.    Evaluation of Subsequent Events

The Company has evaluated subsequent events through May 13, 2015, which is the date the financial statements were available to be issued.

F-27

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are our expenses related to our offering:

Securities and Exchange Commission Registration Fee	$114.29
Legal Fees	$25,000.00
Accounting Fees*	$4,000.00
Printing and Engraving*	$0.00
Blue Sky Qualification Fees and Expenses*	$0.00
Transfer Agent Fee*	$750.00
Miscellaneous*	$0.00
TOTAL	$29,864.29

_____________

* Estimated costs

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Nevada corporation and the provisions of the Nevada Revised Statutes will be applicable to the indemnification the Registrant offers to its officers, directors and agents. In its By-laws the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant's By-laws, to the fullest extent permissible by the Nevada Revised Statutes or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Articles of Incorporation, the By-laws, and the Nevada Revised Statutes, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or there is reasonable cause to believe it was unlawful, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant's consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Nevada Revised Statutes and also the Registrant's Articles of Incorporation and By-laws, filed herewith as exhibits.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart of all the shareholders who purchased shares since December 31, 2014. The chart provides detail on the sales price of the common stock of the Company, person purchasing the security, the date and amount of the security.

Name		Shares	$ Per Share	Total Paid	Date of Payment	Exemption from Registration
1.	Luigi Ruffolo	100,000	$.138	$13,800	2/2/15	Rule 506(b)
2.	Santerra Asset Management and Development, Inc.	108,696	$.138	$15,000	2/2/15	Rule 506(b)
3.	Jospeh Panetta	108,696	$.138	$15,000	2/6/15	Rule 506(b)
4.	Donald Bayer	362,319	$.138	$50,000	2/13/15	Rule 506(b)
5.	Sonia Platnick	724,638	$.138	$100,000	2/13/15 & 2/10/15	Rule 506(b)
6.	Robert Oliva	362,319	$.138	$50,000	2/3/15	Rule 506(b)
7.	Nadia Milton	7,247	$.138	$1,000	3/6/15	Rule 506(b)
8.	Rocco Pannese	36,232	$.138	$5,000	3/5/15	Rule 506(b)
9.	Bettie DiFeo	36,232	$.138	$5,000	3/3/15	Rule 506(b)
10.	Nello Cappabocia	36,232	$.138	$5,000	3/3/15	Rule 506(b)
11.	Elisa Urbano	72,462	$.138	$10,000	2/3/15	Rule 506(b)
12.	Michael Zanini	36,232	$.138	$5,000	2/3/15	Rule 506(b)
13.	Christian Mancini	36,232	$.138	$5,000	3/16/15	Rule 506(b)
14.	Sonia Platnick	500,000	$.20	$100,000	6/5/15	Rule 506(b)
15.	New Hampton Investments LLC	250,000	$.20	$50,000	6/5/15	Rule 506(b)
16.	Gordon Christopher Hall	95,000	$.001	$95	6/29/15	Rule 506(b)
17.	Peter Holmes	95,000	$.001	$95	6/29/15	Rule 506(b)
18.	Sonia Platnick	1,000,000	$.001	$1,000	6/29/15	Rule 506(b)
19.	Luigi Ruffolo	500,000	$.001	$500	6/29/15	Rule 506(b)
20.	Alexander Marchese	500,000	$.001	$500	6/29/15	Rule 506(b)
21.	Swave Studios Inc.	190,000	$.001	$190	6/29/15	Rule 506(b)
22.	1369781	3,300,000	$.001	$3,300	6/29/15	Rule 506(b)*
23.	2224342	3,200,000	$.001	$3,200	6/29/15	Rule 506(b)*
24.	Marchese	3,100,000	$.001	$3,100	6/29/15	Rule 506(b)*
25.	JAAM	3,000,000	$.001	$3,000	6/29/15	Rule 506(b)*
26.	1901941 Ontario Corp.	2,900,000	$.001	$2,900	6/29/15	Rule 506(b)#

__________

* Issued in conjunction with the 1369781 Agreement, the 2224342 Agreement, the Marchese Agreement, and the JAAM Agreement.

# Issued in conjunction with a Services Agreement, by and between 1901941 Ontario Corp. and the Company, dated June 15, 2015.

UNREGISTERED STOCK ISSUES SINCE DECEMBER 31, 2014:

1.	1,089,433 shares of our common stock were issued to Belair, pursuant to the Advisory Agreement and the Addendum, in accordance with Section 4(a)(2) of the Securities Act of 1933.

2.	1,089,433 shares of our common stock were issued to Stevaper Holdings Inc,, pursuant to the Addendum, in accordance with Section 4(a)(2) of the Securities Act of 1933.

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ITEM 16. EXHIBITS

3.1	Articles of Incorporation of Franchise Holdings International, Inc. (filed as an exhibit to registrant's Form 10-KSB, filed on October 13, 1999 and incorporated herein by reference).

3.2	By-Laws of Franchise Holdings International, Inc. (filed as an exhibit to registrant's Form 10-KSB, filed on October 13, 1999 and incorporated herein by reference).

3.3	Articles of Incorporation of Truxmart, Ltd.

3.4	By-Laws of Truxmart, Ltd.

5.1	Opinion of Matthew McMurdo, Esq., legal counsel.

10.1

Corporate Advisory Agreement by and between Belair Capital Partners, Inc. and Truxmart, Ltd., dated May 1, 2014 (filed as Exhibit 10.3 to registrant's Form 8-K, filed on December 17, 2014 and incorporated herein by reference)

10.2	Addendum to the Advisory Agreement, by and among Belair Capital Partners, Inc., Stevaper Holdings Inc., and Truxmart Ltd., dated May 4, 2015

10.3	Form of share issuance agreement, dated December 30, 2014, by and between the Company and the applicable Issuance Selling Shareholder

10.4	Form of subscription agreement, by and between the Company and the applicable Subscription Selling Shareholder or Consultant

10.5	Settlement agreement, dated February 12, 2015, by and among the Franchise Holdings International, Inc., Belair Capital Partners, Inc. and Securities Counselors, Inc.

10.6	Business Services Agreement, by and between 1369781and FNHI, dated June 1, 2015

10.7	Business Services Agreement, by and between 2224342and FNHI, dated June 23, 2015

10.8	Services Agreement, by and between Marcheseand FNHI, dated June 3, 2015

10.9	Services Agreement, by and between JAAMand FNHI, dated June 8, 2015

22.1	Subsidiaries- Truxmart, Ltd.

23.1	Consent of HJ & Associates, LLC

23.2	Consent of Matthew McMurdo, Esq. (included in Exhibit 5.1)

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ITEM 17. UNDERTAKINGS

UNDERTAKINGS

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that:

A. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

50

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

B. That for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

"Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the Vaughan, Ontario, Canada on July 21, 2015.

FRANCHISE HOLDINGS INTERNATIONAL, INC.

By:	/s/ Steven Rossi
Steven Rossi
CEO and President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Steven Rossi	Dated: July 21, 2015
Steven Rossi President, CEO, Secretary and Chairman

/s/ Steve Raivio	Dated: July 21, 2015
Steve Raivio COO and Director

/s/ Lorenzo Rossi	Dated: July 21, 2015
Lorenzo Rossi Director

52